Filed Pursuant to Rule 424(b)(3)
SEC File No.: 333-196944

PROSPECTUS

Offer to Exchange

Up To $1,000,000,000 of

3.800% Senior Notes due 2024 (CUSIP Nos. 212015 AM3 and U21180 AD3)

That Have Not Been Registered Under

The Securities Act of 1933

For

Up To $1,000,000,000 of

3.800% Senior Notes due 2024 (CUSIP No. 212015 AN1)

That Have Been Registered Under

The Securities Act of 1933

and

Up To $700,000,000 of

4.900% Senior Notes due 2044 (CUSIP Nos. 212015 AP6 and U21180 AE1)

That Have Not Been Registered Under

The Securities Act of 1933

For

Up To $700,000,000 of

4.900% Senior Notes due 2044 (CUSIP No. 212015 AQ4)

That Have Been Registered Under

The Securities Act of 1933

Terms of the New 3.800% Senior Notes due 2024 Offered in the Exchange Offer:

•

The terms of the new notes due 2024 (CUSIP No. 212015 AN1 (the “New 2024 Notes”)) are identical to the terms of the old notes due 2024 that were issued on May 19, 2014 (CUSIP Nos. 212015 AM3 and U21180 AD3 (the “Old 2024 Notes”)), except that the New 2024 Notes will be registered under the Securities Act of 1933 and will not contain restrictions on transfer, registration rights or provisions for additional interest. The New 2024 Notes and the Old 2024 Notes are collectively referred to as the “2024 Notes.”

Terms of the New 4.900% Senior Notes due 2044 Offered in the Exchange Offer

•

The terms of the new notes due 2044 (CUSIP No. 212015 AQ4 (the “New 2044 Notes” and, together with the New 2024 Notes, the “New Notes”)) are identical to the terms of the old notes due 2044 that were issued on May 19, 2014 (CUSIP Nos. 212015 AP6 and U21180 AE1 (the “Old 2044 Notes” and, together with the Old 2024 Notes, the “Old Notes”)), except that the New 2044 Notes will be registered under the Securities Act of 1933 and will not contain restrictions on transfer, registration rights or provisions for additional interest. The New 2044 Notes and the Old 2044 Notes are collectively referred to as the “2044 Notes.”

Terms of the Exchange Offer:

•

We are offering to exchange up to $1,000,000,000 of our Old 2024 Notes for New 2024 Notes with materially identical terms that have been registered under the Securities Act of 1933 and are freely tradable.

•

We are offering to exchange up to $700,000,000 of our Old 2044 Notes for New 2044 Notes with materially identical terms that have been registered under the Securities Act of 1933 and are freely tradable.

•	We will exchange all Old Notes that you validly tender and do not validly withdraw before the exchange offer expires for an equal principal amount of New 2024 Notes or New 2044 Notes, as applicable.

•	The exchange offer expires at 5:00 p.m., New York City time, on September 5, 2014, unless extended.

•	Tenders of Old Notes may be withdrawn at any time prior to the expiration of the exchange offer.

•	The exchange of New Notes for Old Notes will not be a taxable event for U.S. federal income tax purposes.

•	Broker-dealers who receive New Notes pursuant to the exchange offer acknowledge that they will deliver a prospectus in connection with any resale of such New Notes.

•

Broker-dealers who acquired the Old Notes as a result of market-making or other trading activities may use the prospectus for the exchange offer, as supplemented or amended, in connection with resales of the New Notes.

You should carefully consider the risk factors beginning on page 8 of this prospectus before participating in the exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 1, 2014

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission. In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus and in the accompanying letter of transmittal. We have not authorized anyone to provide you with any other information. We are not making an offer to sell these securities or soliciting an offer to buy these securities in any jurisdiction where an offer or solicitation is not authorized or in which the person making that offer or solicitation is not qualified to do so or to anyone whom it is unlawful to make an offer or solicitation. You should not assume that the information contained in this prospectus, as well as the information we previously filed with the Securities and Exchange Commission that is incorporated by reference herein, is accurate as of any date other than its respective date.

In this prospectus, “we,” “us,” “our,” the “Company,” and “Continental” refer to Continental Resources, Inc. and its consolidated subsidiaries, unless otherwise indicated or the context otherwise requires.

This prospectus incorporates important business and financial information about us that is not included or delivered with this prospectus. Such information is available without charge to holders of Old Notes upon written or oral request made to Continental Resources, Inc., 20 N. Broadway, Oklahoma City, Oklahoma 73102, Attention: Chief Financial Officer (Telephone (405) 234-9000). To obtain timely delivery of any requested information, holders of Old Notes must make any request no later than five business days prior to the expiration of the exchange offer.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The information in this prospectus, including information in documents incorporated by reference, may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements, other than statements of historical fact included or incorporated by reference in this prospectus, including, but not limited to, statements or information concerning our future operations, performance, financial condition, production and reserves, schedules, plans, timing of development, returns, budgets, costs, business strategy, objectives and cash flow are forward-looking statements. When used in this prospectus, the words “could,” “may,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” “budget,” “plan,” “continue,” “potential,” “guidance,” “strategy” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Forward-looking statements are based on our current expectations and assumptions

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about future events and are based on currently available information as to the outcome and timing of future events. Although we believe the expectations reflected in the forward-looking statements are reasonable and based on reasonable assumptions, no assurance can be given that such expectations will be correct or achieved or that the assumptions are accurate. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements described under the heading “Risk Factors” included in this prospectus, the risk factors and other cautionary statements described under the heading “Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2013, which is incorporated by reference in this prospectus, and, to the extent applicable, in any subsequently filed reports.

Without limiting the generality of the foregoing, certain statements incorporated by reference or included in this prospectus constitute forward-looking statements.

Forward-looking statements may include statements about:

•	our business strategy;

•	our future operations;

•	our crude oil and natural gas reserves;

•	our technology;

•	our financial strategy;

•	crude oil, natural gas liquids and natural gas prices and differentials;

•	the timing and amount of future production of crude oil and natural gas and flaring activities;

•	the amount, nature and timing of capital expenditures;

•	estimated revenues, expenses and results of operations;

•	drilling and completing of wells;

•	competition;

•	marketing of crude oil and natural gas;

•	transportation of crude oil, natural gas liquids and natural gas to markets;

•	exploitation or property acquisitions or dispositions;

•	costs of exploiting and developing our properties and conducting other operations;

•	our financial position;

•	general economic conditions;

•	credit markets;

•	our liquidity and access to capital;

•	the impact of governmental policies, laws and regulations, as well as regulatory and legal proceedings involving us and of scheduled or potential regulatory or legal changes;

•	our future operating results;

•

plans, objectives, expectations and intentions contained in this prospectus or in the documents incorporated by reference in this prospectus that are not historical, including, without limitation, statements regarding our future growth plans;

•	our commodity or other hedging arrangements; and

•

the ability and willingness of current or potential lenders, hedging contract counterparties, customers, and working interest owners to fulfill their obligations to us or to enter into transactions with us in the future on terms that are acceptable to us.

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We caution you these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond our control, incident to the exploration for, and development, production, and sale of crude oil and natural gas. These risks include, but are not limited to, commodity price volatility, inflation, lack of availability of drilling, completion and production equipment and services and transportation infrastructure, environmental risks, drilling and other operating risks, lack of availability and security of computer-based systems, regulatory changes, the uncertainty inherent in estimating crude oil and natural gas reserves and in projecting future rates of production, cash flows and access to capital, the timing of development expenditures, and the other risks described under “Risk Factors” in this prospectus and in our Annual Report on Form 10-K for the year ended December 31, 2013 (which is incorporated by reference in this prospectus) and, to the extent applicable, in any subsequently filed reports.

Reserve engineering is a process of estimating underground accumulations of crude oil and natural gas that cannot be measured in an exact way. The accuracy of any reserve estimate depends on the quality of available data, the interpretation of such data, and price and cost assumptions made by reservoir engineers. In addition, the results of drilling, testing, and production activities may justify revisions of estimates that were made previously. If significant, such revisions could change the schedule of any further production and development drilling. Accordingly, reserve estimates may differ significantly from the quantities of crude oil and natural gas that are ultimately recovered.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. Should one or more of the risks or uncertainties described or incorporated by reference in this prospectus occur, or should underlying assumptions prove incorrect, our actual results and plans could differ materially from those expressed in any forward-looking statements. All forward-looking statements, expressed or implied, included in this prospectus, or in the documents incorporated by reference in this prospectus, are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue.

Except as otherwise required by applicable law, we disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this prospectus. See also “Where You Can Find More Information; Incorporation by Reference.”

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PROSPECTUS SUMMARY

This summary highlights some of the information contained in this prospectus and does not contain all of the information that may be important to you. You should read this entire prospectus and the documents incorporated by reference and to which we refer you before making an investment decision. You should carefully consider the information set forth under “Risk Factors” beginning on page 8 of this prospectus, the other cautionary statements described in this prospectus, and the risk factors and other cautionary statements, including those described under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2013, which are incorporated by reference in this prospectus, and, to the extent applicable, any subsequently filed reports. In addition, certain statements include forward-looking information that involves risks and uncertainties. See “Cautionary Statement Regarding Forward-Looking Statements.”

In this prospectus we refer to both series of notes to be issued in the exchange offer as the “New Notes” and both series of notes issued on May 19, 2014 as the “Old Notes.” We refer to the New Notes and the Old Notes collectively as the “Notes.”

Continental Resources, Inc.

We are an independent crude oil and natural gas exploration, development and production company with properties in the North, South and East regions of the United States. For additional information about our business, operations and financial results, see the documents listed under “Where You Can Find More Information; Incorporation By Reference.”

Our principal executive offices are located at 20 N. Broadway, Oklahoma City, Oklahoma 73102, and our telephone number at that address is (405) 234-9000.

Risk Factors

You should carefully consider all the information contained in this prospectus, including information in documents incorporated by reference, prior to participating in the exchange offer. In particular, we urge you to carefully consider the factors set forth under “Risk Factors” beginning on page 8 of this prospectus and those risk factors described in our Annual Report on Form 10-K for the year ended December 31, 2013, which are incorporated by reference in this prospectus, and, to the extent applicable, any subsequently filed reports.

Recent Developments

On July 11, 2014, we redeemed all $300 million aggregate principal amount of our 8 1/4% Senior Notes due 2019.

The Exchange Offer

On May 19, 2014, we completed a private offering of the Old Notes. We entered into a registration rights agreement with the initial purchasers in the private offering in which we agreed to deliver to you this prospectus and to use commercially reasonable efforts to complete the exchange offer within 400 days after the date we issued the Old Notes.

Exchange Offer	We are offering to exchange Old 2024 Notes for New 2024 Notes and Old 2044 Notes for New 2044 Notes.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on September 5, 2014, unless we decide to extend it.

Condition to the Exchange Offer	The registration rights agreement does not require us to accept Old Notes for exchange if the exchange offer, or the making of any exchange by a holder of the Old Notes, would violate any applicable law or interpretation of the staff of the Securities and Exchange Commission. The exchange offer is not conditioned on a minimum aggregate principal amount of Old Notes being tendered.

Procedures for Tendering Old Notes	To participate in the exchange offer, you must follow the procedures established by The Depository Trust Company, which we call “DTC,” for tendering Old Notes held in book-entry form. These procedures, which we call “ATOP,” (“Automated Tender Offer Program”) require that (i) the exchange agent receive, prior to the expiration date of the exchange offer, a computer generated message known as an “agent’s message” that is transmitted through DTC’s automated tender offer program, and (ii) DTC has received:

•	your instructions to exchange your Old Notes, and

•	your agreement to be bound by the terms of the letter of transmittal.

For more information on tendering your Old Notes, please refer to the sections in this prospectus entitled “Exchange Offer—Terms of the Exchange Offer,” “Exchange Offer—Procedures for Tendering,” “Description of Notes” and “Book-Entry; Delivery and Form.”

Guaranteed Delivery Procedures	None.

Withdrawal of Tenders	You may withdraw your tender of Old Notes at any time prior to the expiration date. To withdraw, you must submit a notice of withdrawal to the exchange agent using ATOP procedures before 5:00 p.m., New York City time, on the expiration date of the exchange offer. Please refer to the section in this prospectus entitled “Exchange Offer—Withdrawal of Tenders.”

Acceptance of Old Notes and Delivery of New Notes	If you fulfill all conditions required for proper acceptance of Old Notes, we will accept any and all Old Notes that you properly tender in the exchange offer on or before 5:00 p.m. New York City time on the expiration date. We will return any Old Notes that we do not accept for exchange to you without expense promptly after the expiration date. Please refer to the section in this prospectus entitled “Exchange Offer—Terms of the Exchange Offer.”

Fees and Expenses	We will bear expenses related to the exchange offer. Please refer to the section in this prospectus entitled “Exchange Offer—Fees and Expenses.”

Use of Proceeds	The issuance of the New Notes will not provide us with any new proceeds. We are making this exchange offer solely to satisfy our obligations under our registration rights agreement.

Consequences of Failure to Exchange Old Notes	If you do not exchange your Old Notes in this exchange offer, you will no longer be able to require us to register the Old Notes under the Securities Act of 1933 except in limited circumstances provided under the registration rights agreement. In addition, you will not be able to resell, offer to resell or otherwise transfer the Old Notes unless we have registered the Old Notes under the Securities Act of 1933, or unless you resell, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act of 1933.

In addition, after the consummation of the exchange offer, it is anticipated that the outstanding principal amount of the Old Notes available for trading will be significantly reduced. The reduced float may adversely affect the liquidity and market price of the Old Notes. A smaller outstanding principal amount of Old Notes available for trading may also make the price of the Old Notes more volatile.

U.S. Federal Income Tax Consequences	The exchange of New Notes for Old Notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes. Please refer to the section in this prospectus entitled “Material United States Federal Tax Consequences.”

Exchange Agent	We have appointed Wilmington Trust, National Association as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or the letter of transmittal to the exchange agent addressed as follows: Wilmington Trust, National Association, c/o Wilmington Trust Company, Corporate Capital Markets, Rodney Square North, 1100 N. Market Street, Wilmington, DE 19890-1615. Eligible institutions may make requests by facsimile at (302) 636-4139, Attention: Workflow Management, 5th Floor and may confirm facsimile delivery by email to DTC2@wilmingtontrust.com, Attention: Workflow Management.

Terms of the New Notes

The New Notes will be identical to the Old Notes except that the New Notes will be registered under the Securities Act of 1933 and will not have restrictions on transfer, registration rights or provisions for additional interest. The New Notes will evidence the same debt as the Old Notes, and the same indenture dated May 19, 2014 (the “Indenture”) among the Company, Banner Pipeline Company, L.L.C., CLR Asset Holdings, LLC and Wilmington Trust, National Association (a national banking association), as trustee (the “Trustee”), that governs our Old Notes will govern the New Notes.

The following summary contains basic information about the New Notes and is not intended to be complete. It does not contain all information that may be important to you. For a more complete understanding of the New Notes, please refer to the section entitled “Description of Notes” in this prospectus.

Issuer	Continental Resources, Inc.

Securities Offered	$1,000,000,000 aggregate principal amount of 3.800% Senior Notes due 2024 (the “New 2024 Notes”); and $700,000,000 aggregate principal amount of 4.900% Senior Notes due 2044 (the “New 2044 Notes” and, together with the New 2024 Notes, the “New Notes”).

Maturity	The New 2024 Notes will mature on June 1, 2024.

The New 2044 Notes will mature on June 1, 2044.

Interest Payment Dates	Interest on the New Notes will be paid semi-annually in arrears on June 1 and December 1 of each year commencing on December 1, 2014.

Guarantees	The payment of the principal, premium, if any, and interest on the New Notes will be fully and unconditionally guaranteed on a senior unsecured basis by Banner Pipeline Company, L.L.C. and CLR Asset Holdings, LLC, which have no material assets or operations, and by certain of our future restricted subsidiaries. Any guarantees of the New Notes will be unsecured senior indebtedness of our subsidiary guarantors and will have the same ranking with respect to the indebtedness of our subsidiary guarantors as the New Notes will have with respect to our indebtedness. Our other subsidiaries, the value of whose assets and operations are minor, do not guarantee the senior notes or any of our other indebtedness. See “Description of Notes—Guarantees.”

The guarantee of each subsidiary guarantor will be a senior unsecured obligation of such subsidiary guarantor and will rank equally in right of payment to all of such subsidiary guarantor’s senior indebtedness. The guarantee of each subsidiary guarantor will rank senior in right of payment to all of such subsidiary guarantor’s future subordinated indebtedness. The guarantee of each subsidiary guarantor will be effectively subordinated to such subsidiary guarantor’s secured debt and other secured obligations to the extent of the value of the assets securing such debt and other obligations.

At March 31, 2014, the total assets and total liabilities of our non-guarantor subsidiaries were approximately $35.8 million and $41.4 million, respectively, and for the three months ended March 31, 2014, our non-guarantor subsidiaries generated insubstantial amounts of revenues and pre-tax loss.

Ranking	The New Notes will be our senior unsecured obligations and will rank equally in right of payment to all of our senior indebtedness that is not specifically subordinated to the New Notes, and will be effectively subordinated to all our secured indebtedness and all existing and future indebtedness of our subsidiaries (including under our existing revolving credit facility and any other credit facility or commercial paper facility that we may enter into from time to time in the future), to the extent of the value of the assets securing amounts outstanding under such facilities. The New Notes also will be structurally subordinated to the rights of creditors and preferred security holders of our subsidiaries that do not guarantee the New Notes. See “Description of Notes—Ranking.”

After giving effect to the application of the net proceeds of the offering of the Old Notes, as of March 31, 2014:

•	we and our guarantors, Banner Pipeline Company, L.L.C. and CLR Asset Holdings, LLC, would have had an aggregate of $5.8 billion of senior indebtedness outstanding and no secured debt outstanding; and

•	our subsidiaries that will not guarantee the Notes would have had approximately $18.0 million of indebtedness.

Optional Redemption	At any time prior to March 1, 2024, we may redeem the New 2024 Notes, in whole or in part, pursuant to a make-whole call, plus accrued and unpaid interest, if any, to, but excluding, the redemption date. At any time on or after March 1, 2024, we may redeem the New 2024 Notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the New 2024 Notes being redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

At any time prior to December 1, 2043, we may redeem the New 2044 Notes, in whole or in part, pursuant to a make-whole call, plus accrued and unpaid interest, if any, to, but excluding, the redemption date. At any time on or after December 1, 2043, we may redeem the New 2044 Notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the New 2044 Notes being redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

See “Description of Notes—Optional Redemption.”

Restrictive Covenants	The Indenture governing the Notes contains covenants that limit our ability and certain of our subsidiaries’ ability to:

•	create liens securing certain indebtedness;

•	enter into certain sale-leaseback transactions; and

•	consolidate, merge or transfer assets.

The covenants are subject to a number of important exceptions and qualifications, including an exception relating to liens securing certain credit facilities, which are described under “Description of Notes—Certain Covenants.”

Mandatory Offers to Purchase	Upon the occurrence of a change of control triggering event, holders of the Notes will have the right to require us to purchase all or a portion of the Notes at a price equal to 101% of the principal amount, together with any accrued and unpaid interest to the date of purchase. In connection with certain sale/leaseback transactions, we will be required to use the Excess Proceeds, as defined in “Description of Notes—Certain Covenants—Limitation on Sale/Leaseback Transactions,” of the sale/leaseback transaction to make an offer to purchase the Notes at 100% of the principal amount, together with any accrued and unpaid interest to the date of purchase. See “Description of Notes—Change of Control” and “Description of Notes—Certain Covenants—Limitation on Sale/Leaseback Transactions.”

Limited Public Market for the New Notes	The New Notes generally will be freely transferable, but will also be securities for which the public market may be limited. There can be no assurance as to the development, persistence or liquidity of any market for the New Notes. We do not intend to apply for a listing of the New Notes on any securities exchange or any automated dealer quotation system.

Risk Factors	The New Notes involve risks. See “Risk Factors” beginning on page 8 for a discussion of certain factors you should consider in evaluating an investment in the New Notes.

Ratio of Earnings to Fixed Charges

The following table sets forth our ratio of earnings to fixed charges for the periods presented:

	Three Months Ended March 31,			Year Ended December 31,
	Pro forma		Historical	Pro forma		Historical
	2014		2014	2013		2013	2012	2011	2010	2009
Ratio of earnings to fixed charges	5.8x	(1)	6.7x	4.9x	(1)	6.2x	9.2x	10.0x	5.9x	5.7x

(1)	Because the net proceeds of the offering of the Old Notes were used to repay indebtedness and because of an increase in interest related to the Old Notes compared to interest on revolving credit facility borrowings repaid, our ratio of earnings to fixed charges changed by 10% or more. After giving effect to the application of the net proceeds of the offering of the Old Notes, our pro forma ratio of earnings to fixed charges for the year ended December 31, 2013 and the three months ended March 31, 2014 would have been 4.9x and 5.8x, respectively.

For purposes of computing the ratio of earnings to fixed charges, “earnings” consists of pretax income from continuing operations plus fixed charges (excluding capitalized interest). “Fixed charges” represents interest incurred (whether expensed or capitalized), amortization of debt expense and that portion of rental expense on operating leases deemed to be the equivalent of interest.

We did not have any preferred stock outstanding and there were no preferred stock dividends paid or accrued during the periods presented above.

RISK FACTORS

You should carefully consider the information included or incorporated by reference in this prospectus, including the matters addressed under “Cautionary Statement Regarding Forward-Looking Statements,” and the risks described below. In addition, you should read the risk factors in our Annual Report on Form 10-K for the year ended December 31, 2013, which are incorporated by reference in this prospectus and, to the extent applicable, any subsequently filed reports.

We are subject to certain risks and hazards due to the nature of the business activities we conduct. The risks discussed below, any of which could materially and adversely affect our business, financial condition, cash flows and results of operations, are not the only risks we face. We may experience additional risks and uncertainties not currently known to us; or, as a result of developments occurring in the future, conditions that we currently deem to be immaterial may also materially and adversely affect our business, financial condition, cash flows, and results of operations.

Risks Relating to Investment in the Notes

If you do not properly tender your Old Notes, you will continue to hold unregistered Old Notes and your ability to transfer Old Notes will remain restricted and may be adversely affected.

We will only issue New Notes in exchange for Old Notes that you timely and properly tender. Therefore, you should allow sufficient time to ensure timely delivery of the Old Notes and you should carefully follow the instructions on how to tender your Old Notes. Neither we nor the exchange agent is required to tell you of any defects or irregularities with respect to your tender of Old Notes.

If you do not exchange your Old Notes for New Notes pursuant to the exchange offer, the Old Notes you hold will continue to be subject to the existing transfer restrictions. In general, you may not offer or sell the Old Notes except under an exemption from, or in a transaction not subject to, the Securities Act of 1933 and applicable state securities laws. We do not plan to further register Old Notes under the Securities Act of 1933 unless our registration rights agreement with the initial purchasers of the Old Notes requires us to do so. Further, if you continue to hold any Old Notes after the exchange offer is consummated, you may have trouble selling them because there will be fewer of the Old Notes outstanding.

We may not be able to generate sufficient cash to service all of our indebtedness, including the Notes, and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Our ability to make scheduled payments on or to refinance our debt obligations depends on our financial condition and operating performance, which are subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We may not be able to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness, including the Notes.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay investments and capital expenditures, or to sell assets, seek additional capital or restructure or refinance our indebtedness, including the Notes. Our ability to restructure or refinance our debt will depend on the condition of the capital markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. The terms of existing or future debt instruments and the Indenture governing the Notes may restrict us from adopting some of these alternatives. In addition, any failure to make payments of interest and principal on our outstanding indebtedness on a timely basis would likely result in a reduction of our credit rating, which could harm our ability to incur additional indebtedness. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations.

If we are unable to comply with the restrictions and covenants in the agreements governing our Notes and other debt, there could be a default under the terms of these agreements, which could result in an acceleration of payment of funds we have borrowed and would impact our ability to make principal and interest payments on the Notes.

If we are unable to comply with the restrictions and covenants in the agreements governing our Notes or in current or future debt financing agreements, there could be a default under the terms of these agreements. Our ability to comply with these restrictions and covenants, including meeting financial ratios and tests, may be affected by events beyond our control. As a result, we cannot assure you that we will be able to comply with these restrictions and covenants or meet these tests. Any default under the agreements governing our indebtedness, including a default under our revolving credit facility or under the indentures governing our 7 3/8% Senior Notes due 2020, 7 1/8% Senior Notes due 2021, 5% Senior Notes due 2022, 4 1/2% Senior Notes due 2023 and the Indenture governing the Notes, that is not waived by the required lenders or holders, as the case may be, and the remedies sought by the holders of such indebtedness, could prevent us from paying principal, premium, if any, and interest on the Notes and substantially decrease the market value of the Notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants in the instruments governing our indebtedness (including covenants in our revolving credit facility and the Indenture governing the Notes), we could be in default under the terms of the agreements governing such indebtedness, including our revolving credit facility and the Indenture governing the Notes. In the event of such default:

•	the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest;

•	the lenders under our revolving credit facility could elect to terminate their commitments thereunder, cease making further loans and institute foreclosure proceedings against our assets; and

•	we could be forced into bankruptcy or liquidation.

If our operating performance declines, we may in the future need to obtain waivers from the required lenders under our revolving credit facility to avoid being in default. If we breach our covenants under our revolving credit facility and seek a waiver, we may not be able to obtain a waiver from the required lenders. If this occurs, we would be in default under our revolving credit facility, the lenders could exercise their rights, as described above, and we could be forced into bankruptcy or liquidation.

Your ability to transfer the Notes may be limited by the absence of an active trading market, and there is no assurance that any active trading market for the Notes will develop or persist.

The Old Notes have not been registered under the Securities Act of 1933, and may not be resold by holders thereof unless the Old Notes are subsequently registered or an exemption from the registration requirements of the Securities Act of 1933 is available. However, we cannot assure you that, even following registration or exchange of the Old Notes for New Notes, that an active trading market for the Old Notes or the New Notes will exist (or persist, if developed), and we will have no obligation to create such a market. At the time of the private placement of the Old Notes, the initial purchasers advised us that they intended to make a market in the Old Notes and, if issued, the New Notes. The initial purchasers are not obligated, however, to make a market in the Old Notes or the New Notes and any market making may be discontinued at any time at their sole discretion. No assurance can be given as to the liquidity of or trading market for the Old Notes or the New Notes.

The liquidity of any trading market for the Notes and the market price quoted for the Notes will depend upon the number of holders of the Notes, the overall market for similar securities, our financial performance or prospects or the prospects for companies in our industry generally, the interest of securities dealers in making a market in the Notes and other factors.

We may not be able to repurchase the Notes in certain circumstances.

Under the terms of the Indenture, you may require us to repurchase all or a portion of your Notes in the event of a change of control triggering event, as defined in “Description of Notes—Certain Definitions.” Also, in these circumstances holders of our outstanding 7 3/8% Senior Notes due 2020, 7 1/8% Senior Notes due 2021, 5% Senior Notes due 2022 and 4 1/2% Senior Notes due 2023 and lenders under our revolving credit facility may have the right to require us to repurchase those notes or repay borrowings under our revolving credit facility, as the case may be, at a time when we are not required to repurchase the Notes being offered hereby, if the change of control is not also accompanied by a below investment grade rating event, as defined in “Description of Notes—Certain Definitions.” We may not have the funds necessary to consummate any such required repurchase or repayment which could put us in default under these financing agreements, including the Notes offered hereby.

Our existing and any future credit agreements or other debt agreements to which we become a party may provide that our obligation to repurchase the Notes would be an event of default under such agreement. As a result, we may be restricted or prohibited from repurchasing the Notes. If we are prohibited from repurchasing the Notes, we could seek the consent of our then-existing lenders to repurchase the Notes or we could attempt to refinance the borrowings that contain such prohibition. If we are unable to obtain a consent or refinance the debt, we could not repurchase the Notes. Our failure to repurchase tendered Notes would constitute a default under the Indenture and might constitute a default under the terms of other indebtedness that we incur.

In a recent decision, the Chancery Court of Delaware raised the possibility that a change of control put right occurring as a result of a failure to have “continuing directors” comprising a majority of a board of directors may be unenforceable on public policy grounds.

The term “change of control”, as defined in “Description of Notes—Certain Definitions,” is limited to certain specified transactions and may not include other events that might adversely affect our financial condition. Our obligation to repurchase the Notes upon a change of control triggering event would not necessarily afford holders of Notes protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

The Notes will be effectively junior in right of payment to our secured debt and that of our guarantors.

The Notes, and the guarantees of the Notes, are unsecured and therefore will be effectively junior in right of payment to any of our secured debt and that of our subsidiary guarantors to the extent of the value of assets securing such debt. In the event of a bankruptcy or similar proceeding, the assets that serve as collateral for any secured debt will be available to satisfy the obligations under the secured debt before any payments are made on the Notes.

The Indenture under which the Notes are issued permits us to incur secured obligations, other than certain Funded Debt, as defined in “Description of Notes—Certain Definitions,” without equally and ratably securing the Notes. For example, under the covenant described under “Description of Notes—Certain Covenants—Limitation on Liens Securing Funded Debt,” we may, without securing the Notes, incur secured debt pursuant to any existing or future credit facilities and commercial paper facilities with institutional lenders without restriction as to amount. Holders of any such additional secured indebtedness or other obligations would also have claims with respect to our assets constituting collateral for their indebtedness and obligations that are prior to your claims under the Notes. To the extent the value of the collateral is not sufficient to satisfy such indebtedness and obligations, the holders of that indebtedness and those obligations would be entitled to share with the holders of the Notes and the holders of other claims against us with respect to the remainder of our assets, if any. However, since we would be permitted to pledge all of our assets to secure that other indebtedness and those other obligations, there could be no assets remaining to satisfy the claims of holders of the Notes.

As of March 31, 2014, after giving effect to the application of net proceeds of the offering of the Old Notes, we had $18.0 million of secured debt in connection with 20 Broadway Associates LLC.

Claims of holders of the Notes will be structurally subordinate to claims of creditors of our non-guarantor subsidiaries.

For the purposes of the Indenture, our subsidiary 20 Broadway Associates LLC has been designated an unrestricted subsidiary and, as such, will not guarantee the Notes. In addition, in certain circumstances a subsidiary may not be required to be, or may be delayed in becoming, a subsidiary guarantor. See “Description of Notes—Guarantees” and “Description of Notes—Certain Covenants—Issuance of Guarantees by Restricted Subsidiaries.” Claims of holders of the Notes will be structurally subordinated to all of the liabilities of 20 Broadway Associates LLC and any existing and future subsidiaries that do not guarantee the Notes. As of March 31, 2014, 20 Broadway Associates LLC had approximately $18.0 million of indebtedness. In the event of a bankruptcy, liquidation or dissolution of 20 Broadway Associates LLC or any subsidiaries that do not guarantee the Notes, holders of their indebtedness will generally be entitled to payment on their claims from assets of those subsidiaries before any assets are made available for distribution to us.

Any guarantees of the Notes by our subsidiaries could be deemed fraudulent conveyances under certain circumstances, and a court may subordinate or void the subsidiary guarantees.

CLR Asset Holdings, LLC and Banner Pipeline Company, L.L.C. will be the initial subsidiary guarantors of the Notes. In certain circumstances, some of our other subsidiaries may be required to guarantee the Notes. In the future, a court could subordinate or void the subsidiary guarantees under various fraudulent conveyance or fraudulent transfer laws. Generally, to the extent that a U.S. court was to find that at the time one of our subsidiaries entered into a subsidiary guarantee and either:

•

the subsidiary incurred the guarantee with the intent to hinder, delay, or defraud any present or future creditor, or contemplated insolvency with a design to favor one or more creditors to the exclusion of others; or

•	the subsidiary did not receive fair consideration or reasonably equivalent value for issuing the subsidiary guarantee and, at the time it issued the subsidiary guarantee, the subsidiary:

•	was insolvent or became insolvent as a result of issuing the subsidiary guarantee,

•	was engaged or about to engage in a business or transaction for which the remaining assets of the subsidiary constituted unreasonably small capital, or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they matured,

then the court could void or subordinate the subsidiary guarantee in favor of the subsidiary’s other obligations.

A legal challenge of a subsidiary guarantee on fraudulent conveyance grounds may focus, among other things, on the benefits, if any, the subsidiary realized as a result of our issuing the Notes. To the extent a subsidiary guarantee is voided as a fraudulent conveyance or held unenforceable for any other reason, the holders of the Notes would not have any claim against that subsidiary and would be creditors solely of us and any other subsidiary guarantors whose guarantees are not held unenforceable.

EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

At the closing of the offering of the Old Notes, we entered into a registration rights agreement with the initial purchasers pursuant to which we agreed, for the benefit of the holders of the Old Notes, at our cost, to do the following:

•	file an exchange offer registration statement with the Securities and Exchange Commission (“SEC”) with respect to the exchange offer for the New Notes, and

•	use commercially reasonable efforts to have the exchange offer completed by the 400th day following issuance of the Old Notes.

Additionally, we agreed to offer the New Notes in exchange for surrender of the Old Notes upon the SEC’s declaring the exchange offer registration statement effective. We agreed to use commercially reasonable efforts to cause the exchange offer registration statement to be effective continuously, and to keep the exchange offer open for a period of not less than 20 business days.

For each Old Note surrendered to us pursuant to the exchange offer, the holder of such Old Note will receive a New Note having a principal amount equal to that of the surrendered Old Note. Interest payments on the Notes will be made semi-annually in cash, on June 1 and December 1 of each year, commencing on December 1, 2014. The registration rights agreement also provides an agreement to include in the prospectus for the exchange offer certain information necessary to allow a broker-dealer who holds Old Notes that were acquired for its own account as a result of market-making activities or other ordinary course trading activities (other than Old Notes acquired directly from us or one of our affiliates) to exchange such Old Notes pursuant to the exchange offer and to satisfy the prospectus delivery requirements in connection with resales of New Notes received by such broker-dealer in the exchange offer. We agreed to use commercially reasonable efforts to maintain the effectiveness of the exchange offer registration statement for these purposes for a period of 180 days after the completion of the exchange offer, which period may be extended under certain circumstances.

The preceding agreement is needed because any broker-dealer who acquires Old Notes for its own account as a result of market-making activities or other trading activities is required to deliver a prospectus meeting the requirements of the Securities Act of 1933. This prospectus covers the offer and sale of the New Notes pursuant to the exchange offer and the resale of New Notes received in the exchange offer by any broker-dealer who held Old Notes acquired for its own account as a result of market-making activities or other trading activities other than Old Notes acquired directly from us or one of our affiliates.

Holders that are broker-dealers may be deemed “underwriters” within the meaning of the Securities Act of 1933 in connection with any resale of New Notes acquired in the exchange offer. Holders that are broker-dealers must acknowledge that they acquired their Old Notes in market-making activities or other trading activities and must deliver a prospectus when they resell the New Notes they acquire in the exchange offer in order not to be deemed an underwriter.

Based on interpretations by the staff of the SEC set forth in no-action letters issued to third parties, we believe that the New Notes issued in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any New Note holder without compliance with the registration and prospectus delivery provisions of the Securities Act of 1933, if:

•	such holder is not an “affiliate” of ours within the meaning of Rule 405 under the Securities Act of 1933;

•	such New Notes are acquired in the ordinary course of the holder’s business; and

•	the holder does not intend to participate in the distribution of such New Notes.

Any holder who tenders in the exchange offer with the intention of participating in any manner in a distribution of the New Notes:

•

cannot rely on the position of the staff of the SEC set forth in Exxon Capital Holdings Corp., SEC No-Action Letter (April 13, 1988); Morgan Stanley & Co. Inc., SEC No-Action Letter (June 5, 1991); Shearman & Sterling, SEC No-Action Letter (July 2, 1993) or similar interpretive letters; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act of 1933 in connection with a secondary resale transaction.

If, as stated above, a holder cannot rely on the position of the staff of the SEC set forth in “Exxon Capital Holdings Corporation” or similar interpretive letters, any effective registration statement used in connection with a secondary resale transaction must contain the selling security holder information required by Item 507 of Regulation S-K under the Securities Act of 1933.

Each holder of the Old Notes (other than certain specified holders) who desires to exchange Old Notes for the New Notes in the exchange offer will be required to make the representations described below under “—Procedures for Tendering—Your Representations to Us.”

We further agreed to file with the SEC a shelf registration statement to register for public resale of Old Notes held by any holder who provides us with certain information for inclusion in the shelf registration statement if:

•	the exchange offer is not permitted by applicable law or SEC policy, or

•	the exchange offer is not for any reason completed by the 400th day following the date of issuance of the Old Notes, or

•	upon completion of the exchange offer, any initial purchaser shall so request in connection with any offering or sale of Notes.

We have agreed to use commercially reasonable efforts to keep the shelf registration statement continuously effective until the earlier of one year following its effective date and such time as all Notes covered by the shelf registration statement have been sold. We refer to this period as the “shelf effectiveness period.”

The registration rights agreement provides that, in the event that either the exchange offer is not completed or the shelf registration statement, if required, is not declared effective (or does not automatically become effective) on or prior to the 400th calendar day following the date of issuance of the Old Notes, the interest rate on the Old Notes will be increased by 1.00% per annum until the exchange offer is completed or the shelf registration statement is declared effective (or automatically becomes effective) under the Securities Act of 1933, at which time the increased interest shall cease to accrue.

If the shelf registration statement has been declared effective (or automatically becomes effective) and thereafter either ceases to be effective or the prospectus contained therein ceases to be usable for resales of the Notes at any time during the shelf effectiveness period, and such failure to remain effective or usable for resales of the Notes exists for more than 30 calendar days (whether or not consecutive) in any 12-month period, then the interest rate on the Old Notes will be increased by 1.00% per annum commencing on the 31st day in such 12-month period and ending on such date that the shelf registration statement has again been declared (or automatically becomes) effective or the prospectus again becomes usable, at which time the increased interest shall cease to accrue.

Holders of the Old Notes will be required to make certain representations to us (as described in the registration rights agreement) in order to participate in the exchange offer and will be required to deliver information to be used in connection with the shelf registration statement and to provide comments on the shelf registration statement within the time periods set forth in the registration rights agreement in order to have their Old Notes included in the shelf registration statement.

If we effect the registered exchange offer, we will be entitled to close the registered exchange offer 20 business days after its commencement as long as we have accepted all Old Notes validly tendered in accordance with the terms of the exchange offer and no brokers or dealers continue to hold any Old Notes.

This summary of the material provisions of the registration rights agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement, a copy of which is incorporated by reference into this prospectus.

Except as set forth above, after consummation of the exchange offer, holders of Old Notes which are the subject of the exchange offer have no registration or exchange rights under the registration rights agreement. See “—Consequences of Failure to Exchange.”

Terms of the Exchange Offer

Subject to the terms and conditions described in this prospectus and in the letter of transmittal, we will accept for exchange any Old Notes properly tendered and not withdrawn prior to 5:00 p.m. New York City time on the expiration date. We will issue New Notes in principal amount equal to the principal amount of Old Notes surrendered in the exchange offer. Old Notes may be tendered only for New Notes and only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The exchange offer is not conditioned upon any minimum aggregate principal amount of Old Notes being tendered for exchange.

As of the date of this prospectus, $1,000,000,000 in aggregate principal amount of the Old 2024 Notes is outstanding and $700,000,000 in aggregate principal amount of the Old 2044 Notes is outstanding. This prospectus and the letter of transmittal are being sent to all registered holders of Old Notes. There will be no fixed record date for determining registered holders of Old Notes entitled to participate in the exchange offer.

We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act of 1933 and the Securities Exchange Act of 1934 and the rules and regulations of the SEC. Old Notes that the holders thereof do not tender for exchange in the exchange offer will remain outstanding and continue to accrue interest. These Old Notes will continue to be entitled to the rights and benefits such holders have under the Indenture relating to the Notes.

We will be deemed to have accepted for exchange properly tendered Old Notes when we have given oral (promptly followed in writing) or written notice of the acceptance to the exchange agent and complied with the applicable provisions of the registration rights agreement. The exchange agent will act as agent for the tendering holders for the purposes of receiving the New Notes from us.

If you tender Old Notes in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the letter of transmittal, transfer taxes with respect to the exchange of Old Notes. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. It is important that you read the section labeled “—Fees and Expenses” for more details regarding fees and expenses incurred in the exchange offer.

We will return any Old Notes that we do not accept for exchange for any reason without expense to their tendering holder promptly after the expiration or termination of the exchange offer.

Expiration Date

The exchange offer will expire at 5:00 p.m., New York City time, on September 5, 2014, unless, in our sole discretion, we extend it.

Extensions, Delays in Acceptance, Termination or Amendment

We expressly reserve the right, at any time or various times, to extend the period of time during which the exchange offer is open. We may delay acceptance of any Old Notes by giving oral (promptly followed in writing) or written notice of such extension to their holders. During any such extensions, all Old Notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange.

In order to extend the exchange offer, we will notify the exchange agent orally (promptly followed in writing) or in writing of any extension. We will notify the registered holders of Old Notes of the extension no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

If any of the conditions described below under “—Conditions to the Exchange Offer” have not been satisfied, we reserve the right, in our sole discretion:

•	to delay accepting for exchange any Old Notes,

•	to extend the exchange offer, or

•	to terminate the exchange offer,

by giving oral (promptly followed in writing) or written notice of such delay, extension or termination to the exchange agent. Subject to the terms of the registration rights agreement, we also reserve the right to amend the terms of the exchange offer in any manner.

Any such delay in acceptance, extension, termination or amendment will be followed promptly by oral (promptly followed in writing) or written notice thereof to the registered holders of Old Notes. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly disclose such amendment by means of a prospectus supplement. The supplement will be distributed to the registered holders of the Old Notes. Depending upon the significance of the amendment and the manner of disclosure to the registered holders, we may extend the exchange offer. In the event of a material change in the exchange offer, including the waiver by us of a material condition, we will extend the exchange offer period if necessary so that at least five business days remain in the exchange offer following notice of the material change.

Conditions to the Exchange Offer

We will not be required to accept for exchange, or exchange any New Notes for, any Old Notes if the exchange offer, or the making of any exchange by a holder of Old Notes, would violate applicable law or any applicable interpretation of the staff of the SEC. Similarly, we may terminate the exchange offer as provided in this prospectus before accepting Old Notes for exchange in the event of such a potential violation.

In addition, we will not be obligated to accept for exchange the Old Notes of any holder that has not made to us the representations described under “—Purpose and Effect of the Exchange Offer,” “—Procedures for Tendering” and “Plan of Distribution” and such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to allow us to use an appropriate form to register the New Notes under the Securities Act of 1933.

We expressly reserve the right to amend or terminate the exchange offer, and to reject for exchange any Old Notes not previously accepted for exchange, upon the occurrence of any of the conditions to the exchange offer specified above. We will give prompt oral (promptly followed in writing) or written notice of any extension, amendment, non-acceptance or termination to the holders of the Old Notes as promptly as practicable.

These conditions are for our sole benefit, and we may assert them or waive them in whole or in part at any time or at various times in our sole discretion. If we fail at any time to exercise any of these rights, this failure will not mean that we have waived our rights. Each such right will be deemed an ongoing right that we may assert at any time or at various times.

In addition, we will not accept for exchange any Old Notes tendered, and will not issue New Notes in exchange for any such Old Notes, if at such time any stop order has been threatened or is in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the Indenture relating to the Notes under the Trust Indenture Act of 1939.

Procedures for Tendering

In order to participate in the exchange offer, you must properly tender your Old Notes to the exchange agent as described below. It is your responsibility to properly tender your Old Notes. We have the right to waive any defects. However, we are not required to waive defects and are not required to notify you of defects in your tender.

If you have any questions or need help in exchanging your Old Notes, please call the exchange agent, whose address and phone number are set forth in “Prospectus Summary—The Exchange Offer—Exchange Agent.”

All of the Old Notes were issued in book-entry form, and all of the Old Notes are currently represented by global certificates held for the account of DTC. We have confirmed with DTC that the Old Notes may be tendered using the Automated Tender Offer Program (“ATOP”) instituted by DTC. The exchange agent will establish an account with DTC for purposes of the exchange offer promptly after the commencement of the exchange offer and DTC participants may electronically transmit their acceptance of the exchange offer by causing DTC to transfer their Old Notes to the exchange agent using the ATOP procedures. In connection with the transfer, DTC will send an “agent’s message” to the exchange agent. The agent’s message will be deemed to state that DTC has received instructions from the participant to tender Old Notes and that the participant agrees to be bound by the terms of the letter of transmittal.

By using the ATOP procedures to exchange Old Notes, you will not be required to deliver a letter of transmittal to the exchange agent. However, you will be bound by its terms just as if you had signed it.

There is no procedure for guaranteed late delivery of the Old Notes.

Determinations Under the Exchange Offer

We will determine in our sole discretion all questions as to the validity, form, eligibility, time of receipt, acceptance of tendered Old Notes and withdrawal of tendered Old Notes. Our determination will be final and binding. We reserve the absolute right to reject any Old Notes not properly tendered or any Old Notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defect, irregularities or conditions of tender as to particular Old Notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, all defects or irregularities in connection with tenders of Old Notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of Old Notes, neither we, the exchange agent nor any other person will incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed made until such defects or irregularities have been cured or waived. Any Old Notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the tendering holder, unless otherwise provided in the letter of transmittal, promptly following the expiration date.

When We Will Issue New Notes

In all cases, we will issue New Notes for Old Notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives:

•	a book-entry confirmation of such Old Notes into the exchange agent’s account at DTC; and

•	a properly transmitted agent’s message.

Return of Old Notes Not Accepted or Exchanged

If we do not accept any tendered Old Notes for exchange or if Old Notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged Old Notes will be returned without expense to their tendering holder. Such non-exchanged Old Notes will be credited to an account maintained with DTC. These actions will occur promptly after the expiration or termination of the exchange offer.

Your Representations to Us

By agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

•	any New Notes that you receive will be acquired in the ordinary course of your business;

•	you have no arrangement or understanding with any person or entity to participate in the distribution of the New Notes;

•	you are not our “affiliate,” as defined in Rule 405 of the Securities Act of 1933; and

•

if you are a broker-dealer that will receive New Notes for your own account in exchange for Old Notes, you acquired those Notes as a result of market-making activities or other trading activities and you will deliver a prospectus (or to the extent permitted by law, make available a prospectus) in connection with any resale of such New Notes.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, you may withdraw your tender at any time prior to 5:00 p.m. New York City time on the expiration date. For a withdrawal to be effective you must comply with the appropriate procedures of DTC’s ATOP system. Any notice of withdrawal must specify the name and number of the account at DTC to be credited with withdrawn Old Notes and otherwise comply with the procedures of DTC.

We will determine all questions as to the validity, form, eligibility and time of receipt of notice of withdrawal. Our determination shall be final and binding on all parties. We will deem any Old Notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer.

Any Old Notes that have been tendered for exchange but are not exchanged for any reason will be credited to an account maintained with DTC for the Old Notes. This crediting will take place as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. You may retender properly withdrawn Old Notes by following the procedures described under “—Procedures for Tendering” above at any time prior to 5:00 p.m., New York City time, on the expiration date.

Fees and Expenses

We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitation by facsimile, telephone, electronic mail or in person by our officers and regular employees and those of our affiliates.

We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.

We will pay the cash expenses to be incurred in connection with the exchange offer. They include:

•	all registration and filing fees and expenses;

•	all fees and expenses of compliance with federal securities and state “blue sky” or securities laws;

•	accounting fees, legal fees incurred by us, disbursements and printing, messenger and delivery services, and telephone costs; and

•	related fees and expenses.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchange of Old Notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if a transfer tax is imposed for any reason other than the exchange of Old Notes under the exchange offer.

Consequences of Failure to Exchange

If you do not exchange New Notes for your Old Notes under the exchange offer, you will remain subject to the existing restrictions on transfer of the Old Notes. In general, you may not offer or sell the Old Notes unless the offer or sale is either registered under the Securities Act of 1933 or exempt from registration under the Securities Act of 1933 and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the Old Notes under the Securities Act of 1933.

Accounting Treatment

We will record the New Notes in our accounting records at the same carrying value as the Old Notes. This carrying value is the aggregate principal amount of the Old Notes plus or minus any bond premium or discount, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer.

Other

Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

We may in the future seek to acquire untendered Old Notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any Old Notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered Old Notes.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods presented:

	Three Months Ended March 31,			Year Ended December 31,
	Pro forma		Historical	Pro forma		Historical
	2014		2014	2013		2013	2012	2011	2010	2009
Ratio of earnings to fixed charges	5.8x	(1)	6.7x	4.9x	(1)	6.2x	9.2x	10.0x	5.9x	5.7x

(1)	Because the net proceeds of the offering of the Old Notes were used to repay indebtedness and because of an increase in interest related to the Old Notes compared to interest on revolving credit facility borrowings repaid, our ratio of earnings to fixed charges changed by 10% or more. After giving effect to the application of the net proceeds of the offering of the Old Notes, our pro forma ratio of earnings to fixed charges for the year ended December 31, 2013 and the three months ended March 31, 2014 would have been 4.9x and 5.8x, respectively.

For purposes of computing the ratio of earnings to fixed charges, “earnings” consists of pretax income from continuing operations plus fixed charges (excluding capitalized interest). “Fixed charges” represents interest incurred (whether expensed or capitalized), amortization of debt expense and that portion of rental expense on operating leases deemed to be the equivalent of interest.

We did not have any preferred stock outstanding and there were no preferred stock dividends paid or accrued during the periods presented above.

USE OF PROCEEDS

The exchange offer is intended to satisfy our obligations under the registration rights agreement. We will not receive any proceeds from the issuance of the New Notes in the exchange offer. In consideration for issuing the New Notes as contemplated by this prospectus, we will receive Old Notes in a like principal amount. The form and terms of the New Notes are identical in all respects to the form and terms of the Old Notes, except the New Notes will be registered under the Securities Act of 1933 and will not contain restrictions on transfer, registration rights or provisions for additional interest. Old Notes surrendered in exchange for the New Notes will be retired and cancelled and will not be reissued. Accordingly, the issuance of the New Notes will not result in any change in outstanding indebtedness.

DESCRIPTION OF NOTES

Continental Resources, Inc. issued the Old Notes and will issue the New Notes under the Indenture. The terms of the New Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

The following description is only a summary of certain material provisions of the Notes and the Indenture. This summary is not a complete description of all the provisions of the Notes and is subject to, and is qualified in its entirety by reference to, the Notes and the Indenture. For more information, we refer you to the Notes and the Indenture, all of which you may request copies of at our address set forth under the heading “Where You Can Find More Information; Incorporation by Reference.” Defined terms used but not otherwise defined in this section shall have the meanings assigned to such terms in the Indenture.

In this description, the words “Continental Resources,” “Company,” “our,” “us” and “we” refer only to Continental Resources, Inc. and not to any of its subsidiaries. Any reference to the “2024 Notes” contained in this description refers collectively to the 3.800% Senior Notes due 2024 issued on May 19, 2014 (the “Old 2024 Notes”) and the new 3.800% Senior Notes due 2024 to be issued pursuant to this exchange (the “New 2024 Notes”), unless the context indicates otherwise. Any reference to the “2044 Notes” contained in this description refers collectively to the 4.900% Senior Notes due 2044 issued on May 19, 2014 (the “Old 2044 Notes”) and the new 4.900% Senior Notes due 2044 to be issued pursuant to this exchange (the “New 2044 Notes”), unless the context indicates otherwise. Any reference to the “Notes” contained in this description refers collectively to the 2024 Notes and the 2044 Notes. Any reference to the “Old Notes” contained in this description refers collectively to the Old 2024 Notes and the Old 2044 Notes. Any reference to the “New Notes” contained in this description refers collectively to the New 2024 Notes and the New 2044 Notes.

General

The New Notes will be issued as two series of Notes under the Indenture, one series consisting of the New 2024 Notes and another series consisting of the New 2044 Notes. The New Notes will be general unsecured senior obligations of Continental Resources and will be guaranteed by the Guarantors as described below under “—Guarantees.” The New Notes will rank pari passu in right of payment with all existing and future Senior Indebtedness of Continental Resources and rank senior in right of payment to all future subordinated Indebtedness of Continental Resources.

Interest on the Notes accrues from May 19, 2014 at an annual rate of 3.800% in the case of the 2024 Notes and 4.900% in the case of the 2044 Notes, and in each case is payable semi-annually in arrears on June 1 and December 1 of each year, commencing December 1, 2014, to the Holders of record of the Notes at the close of business on May 15 and November 15, respectively, preceding such interest payment date. Interest is computed on the basis of a 360-day year consisting of twelve 30-day months. Initially, the Trustee has acted as paying agent and registrar for the Notes.

If the exchange offer contemplated by this prospectus is consummated, holders of Old Notes who do not exchange those Old Notes for New Notes in the exchange offer will vote together with holders of New Notes for all relevant purposes under the Indenture. In that regard, the Indenture requires that certain actions by the holders thereunder must be taken, and certain rights must be exercised, by specified minimum percentages of the aggregate principal amount of the outstanding securities issued under the Indenture. In determining whether holders of the requisite percentage in principal amount have given any notice, consent or waiver or taken any other action permitted under the Indenture, any Old Notes that remain outstanding after the exchange offer will be aggregated with the New Notes, and the holders of such Old Notes and the New Notes will vote together as a single class for all such purposes. Accordingly, all references herein to specified percentages in aggregate principal amount of the Notes outstanding shall be deemed to mean, at any time after the exchange offer is consummated, such percentages in aggregate principal amount of the Old Notes and the New Notes then outstanding.

Further Issuances

We may from time to time, without notice or the consent of the Holders of the Notes, create and issue further notes of a series ranking equally and ratably with the original notes in all respects (or in all respects except for the payment of interest accruing prior to the issue date of such further notes, the public offering price and the issue date), so that such further notes form a single series with the original notes and have the same terms as to status, redemption or otherwise as the original notes; provided, however, if the further notes are not fungible with the notes for U.S. federal income tax purposes, such further notes will have a different CUSIP number.

Optional Redemption

2024 Notes

At any time prior to March 1, 2024, we may redeem the 2024 Notes, in whole or in part, at a redemption price equal to the Make-Whole Price, plus accrued and unpaid interest, if any, to, but excluding, the redemption date (subject to the right of Holders on the relevant record date to receive interest due on the corresponding interest payment date falling prior to or on the redemption date).

At any time on or after March 1, 2024, we may redeem the 2024 Notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest, if any, to the redemption date.

2044 Notes

At any time prior to December 1, 2043, we may redeem the 2044 Notes, in whole or in part, at a redemption price equal to the Make-Whole Price, plus accrued and unpaid interest, if any, to, but excluding, the redemption date (subject to the right of Holders on the relevant record date to receive interest due on the corresponding interest payment date falling prior to or on the redemption date).

At any time on or after December 1, 2043, we may redeem the 2044 Notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the 2044 Notes being redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

Notice and Selection

Notice of redemption of the Notes must be given to each Holder of the relevant series of the Notes not less than 30 nor more than 60 days prior to the redemption date in accordance with the Indenture; provided that in connection with a defeasance or satisfaction and discharge notice may be given more than 60 days prior to the redemption date.

Once a notice of redemption is given in accordance with the Indenture, Notes called for redemption become due and payable on the applicable redemption date at the applicable redemption price. Any notice of redemption for the Notes will state, among other things, the aggregate principal amount and the Notes to be redeemed, the redemption date, the redemption price and the name and address of the Paying Agent. If less than all of the Notes are redeemed at any time, the Trustee will select the Notes to be redeemed on a pro rata basis, by lot or in accordance with any other method the Trustee deems fair and appropriate, subject to DTC’s procedures, or, if the Notes are listed on any securities exchange, by any other method that complies with the requirements of such exchange; provided, however, that no Notes with a principal amount of $2,000 or less will be redeemed in part. Unless we default in payment of the applicable redemption price, interest on the Notes to be redeemed will cease to accrue on the applicable redemption date, whether or not such Notes are presented for payment.

Certain Definitions

“Make-Whole Amount” with respect to a Note of a series means an amount equal to any excess of (i) the present value of the remaining principal, any premium, and any interest payments due on such Note (excluding any portion of such payments of interest accrued as of the redemption date) as if such Note were redeemed on the Maturity Date (as defined in the Indenture) applicable to the relevant series of the Notes being redeemed, computed using a discount rate equal to the Treasury Rate plus 20 basis points (in the case of the 2024 Notes) and 25 basis points (in the case of the 2044 Notes) over (ii) the outstanding principal amount of such Note.

“Make-Whole Average Life” means the number of years (calculated to the nearest one-twelfth) between the date of redemption and the Maturity Date applicable to the relevant series of the Notes being redeemed.

“Make-Whole Price” means the sum of the outstanding principal amount of the Notes to be redeemed plus the Make-Whole Amount of such Notes.

“Treasury Rate” means the yield to maturity (calculated on a semi-annual bond equivalent basis) at the time of the computation of United States Treasury securities with a constant maturity (as compiled by and published in the most recent Federal Reserve Statistical Release H.15 (519) or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities”), which has become publicly available at least two Business Days prior to the date of the redemption notice or, if such Federal Reserve Statistical Release is no longer published, any publicly available source of similar market data) most nearly equal to the then remaining maturity of the relevant series of the Notes being redeemed assuming redemption of the Notes on the Maturity Date applicable to the relevant series of the Notes; provided, however, that if the Make-Whole Average Life of such Notes is not equal to the constant maturity of the United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation or extrapolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the Make-Whole Average Life of such Notes is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Business Day” means any day on which the New York Stock Exchange is open for trading and which is not a Legal Holiday.

“Legal Holiday” is a Saturday, a Sunday or a day on which banks and trust companies in The City of New York or place of payment are not required by law or executive order to be open.

Guarantees

Payment of the principal, premium, if any, and interest on the Notes, when and as the same become due and payable, are fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis (the “Guarantees”) by the Guarantors. Banner Pipeline Company, L.L.C. and CLR Asset Holdings, LLC, Subsidiaries of the Company, are the initial Guarantors. However, in the circumstances described under “—Certain Covenants—Issuances of Guarantees by Restricted Subsidiaries,” the Company will cause certain future Restricted Subsidiaries to enter into a supplemental indenture pursuant to which each such Restricted Subsidiary shall agree to guarantee the Company’s obligations under the Notes jointly and severally with any other Guarantors, fully and unconditionally, on a senior unsecured basis. Unrestricted Subsidiaries will not become Guarantors. For the purposes of the Indenture, the Company’s Subsidiary, 20 Broadway Associates LLC has been designated an Unrestricted Subsidiary and, as such, does not guarantee the Notes. Our other Subsidiary, the value of whose assets and operations are minor, will also not guarantee the Notes.

The obligations of each Guarantor under its Guarantee will be limited to the maximum amount which, after giving effect to all other contingent and fixed liabilities of such Guarantor, and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under the Indenture, will result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under Federal or state law. See “Risk Factors—Risks Relating to Investment in the Notes— “Any guarantees of the Notes by our subsidiaries could be deemed fraudulent conveyances under certain circumstances, and a court may subordinate or void the subsidiary guarantees.” Each Guarantor that makes a payment or distribution under its Guarantee will be entitled to a contribution from each other Guarantor in a pro rata amount based on the net assets of each Guarantor determined in accordance with GAAP.

The Guarantee of a Guarantor will be released automatically with respect to the Notes if:

(A) in connection with any sale or other disposition of (i) all of the Capital Stock of such Guarantor or (ii) all or substantially all of the properties or assets of such Guarantor (including by way of merger or consolidation), in each case to one or more Persons that are not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary;

(B) if such Guarantor is a Restricted Subsidiary, the Company properly designates such Guarantor as an Unrestricted Subsidiary;

(C) if the Guarantee was required pursuant to the terms of the Indenture described under “— Certain Covenants—Issuances of Guarantees by Restricted Subsidiaries,” the cessation of the circumstances requiring such Guarantee;

(D) if the Notes are discharged in accordance with the procedures described below under “— Legal Defeasance and Covenant Defeasance” or “—Satisfaction and Discharge;” or

(E) upon the liquidation or dissolution of such Guarantor;

provided that any such release and discharge pursuant to clauses (A), (B), (C) and (D) above shall occur only to the extent that all obligations of such Guarantor under all of its guarantees of, and under all of its pledges of assets or other security interests which secure any, Indebtedness of the Company shall also terminate at such time.

Ranking

Senior Indebtedness versus Notes. The Indebtedness evidenced by the Notes and the Guarantees are unsecured and rank pari passu in right of payment to all Senior Indebtedness of Continental Resources and the Guarantors, as the case may be. After giving effect to the application of the net proceeds of the offering of the Old Notes, as of March 31, 2014, Continental Resources and the Guarantors would have had an aggregate of $5.8 billion of Senior Indebtedness outstanding.

Secured Indebtedness versus Notes. Secured debt and other secured obligations of Continental Resources and the Guarantors (including obligations with respect to the Senior Credit Agreement and any other secured Credit Facility that we may from time to time enter into) are effectively senior to the Notes and the Guarantors’ Guarantee thereof to the extent of the value of the assets securing such debt or other obligations. Although the Indenture limits the incurrence of certain Funded Debt that is secured Indebtedness, such limitations are subject to a number of significant qualifications, and the Indenture does not limit the incurrence of secured obligations other than certain Funded Debt or the incurrence of unsecured Indebtedness. After giving effect to the application of the net proceeds of the offering of the Old Notes, as of March 31, 2014, Continental Resources and the Guarantors would have had no secured debt outstanding. See “Risk Factors—Risks Relating to Investment in the Notes—The Notes will be effectively junior in right of payment to our secured debt and that of our guarantors.”

Liabilities of non-Guarantor Subsidiaries versus Notes. Initially, Banner Pipeline Company, L.L.C. and CLR Asset Holdings, LLC, both of which are Subsidiaries of the Company, guarantee the Notes. However, the Company’s Subsidiary 20 Broadway Associates LLC has been designated as an Unrestricted Subsidiary for purposes of the Indenture and, as such, does not guarantee the Notes, and one or more future Subsidiaries of the Company may not guarantee the Notes. Our other Subsidiary, the value of whose assets and operations are minor, also does not guarantee the Notes. The assets of any Subsidiary of the Company that does not guarantee the Notes will be subject to the prior claims of all creditors of that Subsidiary, including trade creditors. In the event of a bankruptcy, administrative receivership, composition, insolvency, liquidation or reorganization of any of the non-guarantor Subsidiaries, such Subsidiaries will pay the holders of their liabilities, including trade payables, before they will be able to distribute any of their assets to the Company or a Guarantor. As of March 31, 2014, our subsidiaries that do not guarantee the Notes had approximately $18.0 million of indebtedness. See “Risk Factors—Risks Relating to Investment in the Notes—Claims of holders of the Notes will be structurally subordinate to claims of creditors of our non-guarantor subsidiaries.”

Change of Control

If a Change of Control Triggering Event occurs with respect to a series of Notes, each Holder of Notes of such series will have the right to require that the Company purchase all or any part (in amounts of $1,000 or whole multiples of $1,000 in excess thereof) of such Holder’s Notes pursuant to the offer described below (the “Change of Control Offer”). In the Change of Control Offer, the Company will offer to purchase all of the Notes of such series, at a purchase price (the “Change of Control Purchase Price”) in cash in an amount equal to 101% of the principal amount of such Notes, plus accrued and unpaid interest, if any, to the date of purchase (the “Change of Control Purchase Date”), subject to the rights of Holders of record of such series on relevant record dates to receive interest due on an interest payment date.

Within 30 days after the date upon which any Change of Control Triggering Event occurred with respect to a series of Notes or, at the Company’s option, prior to such Change of Control but after it is publicly announced, the Company must notify the Trustee and give written notice of the Change of Control Triggering Event to each Holder of Notes of such series, by first-class mail, postage prepaid, at such Holder’s address appearing in the security register. The notice must state, among other things:

•	that a Change of Control Triggering Event has occurred or will occur and the date of such event;

•	the circumstances and relevant facts regarding such Change of Control Triggering Event;

•

the Change of Control Purchase Price and the Change of Control Purchase Date, which shall be fixed by the Company on a business day no earlier than 30 days nor later than 60 days from the date the notice is mailed, or such later date as is necessary to comply with requirements under the Exchange Act; provided that the Change of Control Purchase Date may not occur prior to the Change of Control Triggering Event;

•	that any Note not tendered will continue to accrue interest;

•

that, unless the Company defaults in the payment of the Change of Control Purchase Price, any Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Purchase Date; and

•	other procedures that a Holder of Notes must follow to accept a Change of Control Offer or to withdraw acceptance of the Change of Control Offer.

If a Change of Control Offer is made with respect to a series of Notes, the Company may not have available funds sufficient to pay the Change of Control Purchase Price for all of the Notes of such series that might be delivered by Holders of the Notes seeking to accept the Change of Control Offer. The failure of the Company to make or consummate the Change of Control Offer or pay the Change of Control Purchase Price when due will give the Trustee and the Holders of the Notes the rights described under “—Events of Default.”

The Senior Credit Agreement provides that the occurrence of certain change of control events with respect to the Company would constitute a default thereunder, which would permit the lenders under the Senior Credit Agreement to accelerate the maturity of such Indebtedness. If such acceleration occurred, then the Company would be obligated to repay amounts outstanding under such Indebtedness and a default would result under the Indenture. Any future credit agreements or agreements relating to other Indebtedness to which the Company becomes a party may contain similar restrictions and provisions. In the event a Change of Control Triggering Event occurs at a time when the Company is prohibited from purchasing Notes, the Company could seek the consent of the lenders under those agreements to the purchase of the Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain so prohibited from purchasing Notes. In such case, the Company’s failure to purchase tendered Notes would constitute an Event of Default under the Indenture which would, in turn, likely constitute a default under such other Indebtedness. See “Risk Factors—Risks Relating to Investment in Notes—We may not be able to repurchase the Notes in certain circumstances.”

The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the assets of the Company. The term “all or substantially all” as used in the definition of “Change of Control” has not been interpreted under New York law (which is the governing law of the Indenture) to represent a specific quantitative test. Therefore, if Holders of the Notes elected to exercise their rights under the Indenture and the Company elected to contest such election, it is not clear how a court interpreting New York law would interpret the phrase.

The existence of a Holder’s right to require the Company to repurchase such Holder’s Notes upon a Change of Control Triggering Event may deter a third party from acquiring the Company in a transaction which constitutes a Change of Control.

The provisions of the Indenture do not afford Holders of the Notes the right to require the Company to repurchase the Notes in the event of a highly leveraged transaction or certain transactions with the Company’s management or its affiliates, including a reorganization, restructuring, merger or similar transaction (including, in certain circumstances, an acquisition of the Company by management or its affiliates) involving the Company that may adversely affect Holders of the Notes, if such transaction is not a transaction defined as a Change of Control. A transaction involving the Company’s management or its affiliates, or a transaction involving a recapitalization of the Company, will result in a Change of Control if it is the type of transaction specified by such definition.

The Company will comply with the applicable tender offer rules, including Rule 14e-1 under the Exchange Act, and any other applicable securities laws or regulations in connection with a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions relating to a Change of Control Offer, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations described above by virtue thereof.

The Company will not be required to make a Change of Control Offer (1) upon a Change of Control Triggering Event if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements described in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer or (2) if notice of redemption for 100% of the aggregate principal amount of the outstanding Notes has been given pursuant to the Indenture as described under the caption “—Optional Redemption,” unless and until there is a default in payment of the applicable redemption price.

In the event that Holders of not less than 90% of the aggregate principal amount of the outstanding Notes accept a Change of Control Offer and the Company purchases all of the Notes held by such Holders, the Company will have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following the purchase pursuant to the Change of Control Offer described above, to redeem all of the Notes that remain outstanding following such purchase at a redemption price equal to 101% of the aggregate principal amount of Notes redeemed plus accrued and unpaid interest, if any, thereon to the date of redemption, subject to the right of the Holders of record on relevant record dates to receive interest due on an interest payment date.

Certain Covenants

Limitation on Liens Securing Funded Debt. The Company, for the benefit of the Notes (1) will not, and will not permit any Restricted Subsidiary to, create, incur or assume any Funded Debt secured by any Liens (other than Permitted Liens) upon any of the properties of the Company or any Restricted Subsidiary and (2) will not, and will not permit any Subsidiary to, create, incur or assume any Funded Debt secured by any Liens (other than Permitted Liens) upon the Capital Stock of any Restricted Subsidiary or the Capital Stock of any Subsidiary that owns, directly or indirectly through ownership in another Subsidiary, the Capital Stock of any Restricted Subsidiary, unless (as to each of clauses (1) and (2)) the Notes or the Guarantee (if any) of such Restricted Subsidiary, as applicable, (together with, if the Company shall so determine, any other Indebtedness or other obligation of the Company or such Restricted Subsidiary which is not subordinate in right of payment to the prior payment in full of the Notes) are equally and ratably secured for so long as such Funded Debt shall be so secured; provided that if such Funded Debt is expressly subordinated to the Notes or a related Guarantee, if any, the Lien securing such Funded Debt will be subordinated and junior to the Lien securing such Notes or such Guarantee. Notwithstanding the foregoing provisions, the Company or any Subsidiary may create, incur or assume Funded Debt secured by Liens which would otherwise be subject to the restrictions of such section, if the aggregate principal amount of such Funded Debt and all other Funded Debt of the Company and any Subsidiary theretofore created, incurred or assumed pursuant to the exception in this sentence and outstanding at such time does not exceed 15% of the Adjusted Consolidated Net Tangible Assets of the Company (the “Secured Debt Basket”).

Limitation on Sale/Leaseback Transactions. The Company will not, and will not permit any Restricted Subsidiary to, enter into any Sale/Leaseback Transaction with any Person (other than the Company or any other Subsidiary) unless:

(A) the Company or such Restricted Subsidiary would be entitled to incur Funded Debt secured by Liens in a principal amount equal to the Attributable Indebtedness (treated as if such Attributable Indebtedness were Funded Debt) with respect to such Sale/Leaseback Transaction in accordance with the covenant captioned “—Limitation on Liens Securing Funded Debt”; provided, however, that Attributable Indebtedness in respect of any Sale/Leaseback Transaction entered into pursuant to this clause (A) shall not count against the amount of Funded Debt permitted under the Secured Debt Basket for any other purpose, including when determining the amount available thereunder for future Sale/ Leaseback Transactions or any Funded Debt transactions; or

(B) the Company or such Restricted Subsidiary receives proceeds from such Sale/Leaseback Transaction at least equal to the fair market value thereof (as determined in good faith by the Company) and such proceeds are applied in accordance with the following two paragraphs:

The Company may apply Net Available Proceeds from such Sale/Leaseback Transaction, within 365 days following the receipt of Net Available Proceeds from the Sale/Leaseback Transaction, to:

(1) the repayment of Indebtedness of the Company or a Restricted Subsidiary under Credit Facilities or other Senior Indebtedness, including any mandatory redemption or repurchase or make-whole redemption of the Existing Notes or the Notes;

(2) make an Investment in assets used in the Oil and Gas Business; or

(3) develop by drilling the Company’s oil and gas reserves;

provided, that the Company will be deemed to have complied with clause (2) or clause (3) of this paragraph, as applicable, if, within 365 days of such Sale/Leaseback Transaction, the Company shall have commenced and not completed or abandoned an Investment or development within the scope of such clause (2) or clause (3), respectively, or shall have executed a binding agreement with respect to an Investment or development within the scope of such clause (2) or clause (3), respectively, and such Investment or development is substantially completed within a date one year and six months after the date of such Sale/Leaseback Transaction.

If, upon completion of the 365-day period, any portion of the Net Available Proceeds shall not have been applied by the Company as described in clauses (1), (2) or (3) in the immediately preceding paragraph and such remaining Net Available Proceeds, together with any remaining net cash proceeds from any prior Sale/ Leaseback Transaction (such aggregate constituting “Excess Proceeds”), exceed $20.0 million, then the Company will be obligated to make an offer (the “Net Proceeds Offer”) to purchase the Notes and any other Senior Indebtedness in respect of which such an offer to purchase is also required to be made concurrently with the Net Proceeds Offer having an aggregate principal amount equal to the Excess Proceeds (such purchase to be made on a pro rata basis if the amount available for such repurchase is less than the principal amount of the Notes and other such Senior Indebtedness tendered in such Net Proceeds Offer) at a purchase price of 100% of the principal amount thereof plus accrued interest thereon to the date of repurchase. Upon the completion of the Net Proceeds Offer, the amount of Excess Proceeds will be reset to zero.

Within 15 days after the Company becomes obligated to make a Net Proceeds Offer (a “Net Proceeds Offer Triggering Event”), the Company will send or cause to be sent to all Holders on the date of the Net Proceeds Offer Triggering Event a notice of the occurrence of such Net Proceeds Offer Triggering Event and of the Holders’ rights arising as a result thereof.

The Net Proceeds Offer will be deemed to have commenced upon sending of the Offer Notice and will terminate 20 business days after its commencement, unless a longer offering period is required by law. Promptly after the termination of the offer, the Company will purchase and mail or deliver payment for all Notes tendered and accepted in response to the offer.

On the payment date, the Company will, to the extent lawful, (a) accept for payment Notes or portions thereof tendered pursuant to the Net Proceeds Offer, (b) deposit with the paying agent an amount equal to the payment in respect of all Notes or portions thereof so tendered and (c) deliver to the Trustee the Notes so accepted together with an officers’ certificate stating the Notes or portions thereof tendered to the Company. The Depositary, the Company or the paying agent will promptly mail or deliver to each Holder of Notes so accepted payment in an amount equal to the purchase price for such Notes, and the Trustee will promptly authenticate and mail or deliver to each Holder new Notes equal in principal amount to any unpurchased portion of the Notes surrendered, if any, provided that each such new Notes will be in a principal amount of $2,000 or integral multiples of $1,000 in excess thereof.

The Company will comply with the applicable tender offer rules, including Rule 14e-1 under the Exchange Act, and any other applicable securities laws or regulations in connection with a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions relating to a Net Proceeds Offer, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations described above by virtue thereof.

Issuances of Guarantees by Restricted Subsidiaries. The Company will provide to the Trustee, on or prior to the 90th day after the date that (a) any Person becomes a Wholly Owned Restricted Subsidiary after the Issue Date (excluding any Foreign Subsidiary and any Immaterial Subsidiary), (b) any Unrestricted Subsidiary is redesignated as a Restricted Subsidiary (excluding any Foreign Subsidiary and any Immaterial Subsidiary), or (c) any Restricted Subsidiary of the Company (which is not a Guarantor) becomes a guarantor or obligor in respect of any Indebtedness of the Company or any of the Guarantors, in each case, a supplemental indenture to the Indenture, executed by such Restricted Subsidiary, providing for a full and unconditional guarantee on a senior unsecured basis by such Restricted Subsidiary of the Company’s obligations under the Notes and the Indenture to the same extent as that set forth in the Indenture.

Unrestricted Subsidiaries. The Board of Directors of the Company may after the Issue Date designate any Subsidiary as an “Unrestricted Subsidiary” under the Indenture (a “Designation”) only if:

(A) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such Designation;

(B) such Unrestricted Subsidiary does not own any Capital Stock in any Restricted Subsidiary of the Company which is not simultaneously being designated an Unrestricted Subsidiary;

(C) such Unrestricted Subsidiary is not liable, directly or indirectly, with respect to any Indebtedness other than Unrestricted Subsidiary Indebtedness; provided that an Unrestricted Subsidiary may provide a Guarantee for the Notes; and

(D) such Unrestricted Subsidiary is not a party to any agreement, contract, arrangement or understanding at such time with the Company or any Restricted Subsidiary unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company.

The Company shall not and shall not cause or permit any Restricted Subsidiary to at any time:

(1) provide credit support for, guarantee or subject any of its property or assets (other than the Capital Stock of any Unrestricted Subsidiary) to the satisfaction of, any Indebtedness of any Unrestricted Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness); or

(2) be directly or indirectly liable for any Indebtedness of any Unrestricted Subsidiary (other than, with respect to clauses (1) and (2), any such Indebtedness (x) outstanding on the date hereof or (y) incurred to finance property and improvements constituting the Company’s corporate headquarters or other principal place of business).

For purposes of the foregoing, the Designation of a Subsidiary of the Company as an Unrestricted Subsidiary shall be deemed to be the Designation of all present and future Subsidiaries of such Subsidiary as Unrestricted Subsidiaries. Unless so designated as an Unrestricted Subsidiary, any Person that becomes a Subsidiary of the Company will be classified as a Restricted Subsidiary.

The Company may revoke any Designation of a Subsidiary as an Unrestricted Subsidiary (a “Revocation”) if:

(A) no Default or Event of Default shall have occurred and be continuing at the time of and after giving effect to such Revocation; and

(B) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately following such Revocation would, if incurred at such time, have been permitted to be incurred for all purposes of the Indenture.

All Designations and Revocations must be evidenced by a resolution of the Board of Directors of the Company delivered to the Trustee in an Officer’s Certificate certifying compliance with the foregoing provisions of this covenant.

Limitations on Mergers and Consolidations. The Company will not consolidate or merge with or into any Person, or sell, convey, lease or otherwise dispose of all or substantially all of its assets to any Person, unless:

(1) the Person formed by or surviving such consolidation or merger (if other than the Company), or to which such sale, lease, conveyance or other disposition shall be made (collectively, the “Successor”), is a corporation, limited liability company, general partnership or limited partnership organized and existing under the laws of the United States or any state thereof or the District of Columbia and the Successor assumes by supplemental indenture all of the obligations of the Company under the Indenture; provided that unless the Successor is a corporation, a corporate co-issuer of the Notes will be added to the Indenture by such supplemental indenture; and

(2) immediately after giving effect to such transaction, no Event of Default shall have occurred and be continuing.

Except as provided under the third paragraph of “—Guarantees,” no Guarantor may consolidate or merge with or into (whether or not such Guarantor is the surviving Person) another Person unless:

(1) the Person formed by or surviving any such consolidation or merger (if other than such Subsidiary Guarantor) assumes all the obligations of such Subsidiary Guarantor under the Indenture and the Notes pursuant to a supplemental indenture; and

(2) immediately after such transaction, no Default or Event of Default exists.

The preceding does not prohibit a merger between Guarantors or a merger between the Company and a Guarantor.

Notwithstanding the foregoing, the Company or any Guarantor may merge with an Affiliate of it incorporated or organized solely for the purpose of reincorporating or reorganizing the Company or Guarantor in another jurisdiction to realize tax or other benefits.

SEC Reports. Whether or not required by the rules and regulations of the SEC, so long as any Notes are outstanding, the Company will file with the SEC and furnish to the Holders of Notes and the Trustee all quarterly and annual financial information required to be contained in a filing with the SEC on Forms 10-Q and 10-K, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual consolidated financial statements only, a report thereon by the Company’s independent auditors.

The Company will be deemed to have furnished such reports to the Trustee and the Holders of Notes if it has filed such reports with the SEC using the EDGAR filing system and such reports are publicly available, it being understood that the Trustee shall have no responsibility to determine if such filings have been made.

For so long as any Notes remain outstanding and constitute “restricted securities” under Rule 144, the Company will furnish to the Holders of the Notes and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Certain Definitions

The following is a summary of certain defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms and for the definitions of capitalized terms used in this prospectus and not defined below.

“Acquired Debt” means Indebtedness of a Person (1) existing at the time such Person becomes a Restricted Subsidiary or (2) assumed in connection with the acquisition of assets from such Person, in each case other than Indebtedness incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary or such acquisition, as the case may be. Acquired Debt shall be deemed to be incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Restricted Subsidiary, as the case may be.

“Adjusted Consolidated Net Tangible Assets” means, without duplication, as of the date of determination:

(i) the sum of:

(a) discounted future net revenues from proved oil and gas reserves of the Company and its Restricted Subsidiaries calculated in accordance with SEC guidelines before any state, federal or foreign income taxes, as estimated by the Company in a reserve report prepared as of the end of the Company’s most recently completed fiscal year for which audited financial statements are then available, as increased by, as of the date of determination, the estimated discounted future net revenues from (1) estimated proved oil and gas reserves acquired since such year-end, which reserves were not reflected in such year-end reserve report, and (2) estimated increases in proved oil and gas reserves since such year-end due to exploration, development or exploitation activities or due to changes in geological conditions or other factors which would, in accordance with standard industry practice, cause such revisions, in each case calculated in accordance with SEC guidelines (utilizing the prices utilized in such year-end reserve report), and decreased by, as of the date of determination, the estimated discounted future net revenues from (3) estimated proved oil and gas reserves reflected in such year-end report produced or disposed of since such year-end and (4) estimated oil and gas reserves attributable to downward revisions of estimates of proved oil and gas reserves since such year-end due to changes in geological conditions or other factors which would, in accordance with standard industry practice, cause such revisions, in each case calculated in accordance with SEC guidelines (utilizing the prices utilized in such year-end reserve report); provided that, in the case of each of the determinations made pursuant to clauses (1) through (4), such increases and decreases shall be as estimated by the Company’s petroleum engineers, plus

(b) the Net Working Capital on a date no earlier than the date of the Company’s latest annual or quarterly financial statements, plus

(c) the greater of (1) the net book value on a date no earlier than the date of the Company’s latest annual or quarterly financial statements and (2) the appraised value, as estimated by independent appraisers, of other tangible assets (including, without duplication, Investments in unconsolidated Restricted Subsidiaries) of the Company and its Restricted Subsidiaries, as of the date no earlier than the date of the Company’s latest audited financial statements (provided that the Company shall not be required to obtain such appraisal of such assets if no such appraisal has been performed), minus (ii) the sum of:

(a) minority interests, plus

(b) any net gas balancing liabilities of the Company and its Restricted Subsidiaries reflected in the Company’s latest annual or quarterly financial statements (to the extent not deducted in calculating Net Working Capital in accordance with clause (i)(b) of this definition), plus

(c) to the extent included in (i)(a) above, the discounted future net revenues, calculated in accordance with SEC guidelines (utilizing the prices utilized in the Company’s year-end reserve report), attributable to reserves which are required to be delivered to third parties to fully satisfy the obligations of the Company and its Restricted Subsidiaries with respect to Volumetric Production Payments (determined, if applicable, using the schedules specified with respect thereto), plus

(d) the discounted future net revenues, calculated in accordance with SEC guidelines, attributable to reserves subject to Dollar-Denominated Production Payments which, based on the estimates of production and price assumptions included in determining the discounted future net revenues specified in (i)(a) above, would be necessary to fully satisfy the payment obligations of the Company and its Restricted Subsidiaries with respect to Dollar-Denominated Production Payments (determined, if applicable, using the schedules specified with respect thereto).

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Attributable Indebtedness” means, with respect to any particular lease under which any Person is at the time liable and at any date as of which the amount thereof is to be determined, the present value of the total net amount of rent required to be paid by such Person under the lease during the primary term thereof, without giving effect to any renewals at the option of the lessee, discounted from the respective due dates thereof to such date at the rate of interest per annum implicit in the terms of the lease. As used in the preceding sentence, the “net amount of rent” under any lease for any such period shall mean the sum of rental and other payments required to be paid with respect to such period by the lessee thereunder excluding any amounts required to be paid by such lessee on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges. In the case of any lease which is terminable by the lessee upon payment of a penalty, such net amount of rent shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

“Below Investment Grade Rating Event” means the Notes of a series are unrated or rated below Investment Grade by both Rating Agencies on any date of the public notice of an arrangement that could result in a Change in Control until the end of the 60-day period following public notice of the occurrence of a Change of Control (which period shall be extended so long as the rating of the Notes of such series is under publicly announced consideration for possible downgrade by either of the Rating Agencies); provided, however, a Below Investment Grade Rating Event will be cured and deemed not to have occurred (and thus shall not be deemed an Below Investment Grade Rating Event for purposes of the definition of a Change of Control Triggering Event) if the Company causes at least one of the Rating Agencies to confirm to the Trustee in writing that the change in rating status to below Investment Grade was not in any part related to the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the rating downgrade).

“Board of Directors” means, with respect to any Person, the Board of Directors or other governing body of such Person or any committee thereof duly authorized to act on behalf of such Board of Directors or such other governing body.

“Capital Lease Obligation” of any Person means any obligation of such Person and its Restricted Subsidiaries on a Consolidated basis under any capital lease of (or other agreement conveying the right to use) real or personal property which, in accordance with GAAP, is required to be recorded as a capitalized lease obligation.

“Capital Stock” of any Person means any and all shares, units, interests, participations, rights in or other equivalents (however designated) of such Person’s capital stock, other equity interests whether now outstanding or issued after the Issue Date, partnership interests (whether general or limited), joint venture interests, limited liability company interests, any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, including any Preferred Stock, and any rights (other than debt securities convertible into Capital Stock), warrants or options exchangeable for or convertible into such Capital Stock.

“Change of Control” means the occurrence of any of the following events:

(1) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than the Hamm Group is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have beneficial ownership of all shares that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total outstanding Voting Stock of the Company or any Successor Parent (measured by voting power rather than the number of shares); provided that no Change of Control shall be deemed to occur by reason of the Company becoming a Subsidiary of a Successor Parent;

(2) during any period of two consecutive years, individuals who at the beginning of such period constituted the board of directors of the Company or any Successor Parent (together with any new directors whose election to such board or whose nomination for election by the stockholders of the Company or any Successor Parent, as the case may be, was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved), cease for any reason to constitute a majority of such board of directors then in office;

(3) the Company or any Successor Parent consolidates with or merges with or into any Person, or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any such Person, or any such Person consolidates with or merges into or with the Company or any Successor Parent, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company or such Successor Parent, as the case may be, is converted into or exchanged for cash, securities or other property, other than any such transaction where (A) in the case of any such merger or consolidation, the outstanding Voting Stock of the Company or such Successor Parent, as the case may be, is changed into or exchanged for (1) Voting Stock of the surviving Person which is not Disqualified Stock or (2) cash, securities and other property (other than Capital Stock of the surviving Person) and (B) immediately after such transaction, no “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than the Hamm Group, is the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total outstanding Voting Stock (measured by voting power rather than the number of shares) of the surviving Person; or

(4) the Company is liquidated or dissolved or adopts a plan of liquidation or dissolution other than in a transaction which complies with the provisions described under “—Certain Covenants— Limitation on Mergers and Consolidations.”

For purposes of this definition, any transfer of an equity interest of an entity that was formed for the purpose of acquiring Voting Stock of the Company will be deemed to be a transfer of such portion of such Voting Stock as corresponds to the portion of the equity of such entity that has been so transferred. Notwithstanding the foregoing, a Change of Control shall not be deemed to occur upon the consummation of any actions undertaken by the Company or any Restricted Subsidiary solely for the purpose of changing the legal structure of the Company or such Restricted Subsidiary.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Consolidation” means, with respect to any Person, the consolidation of the accounts of such Person and each of its Subsidiaries if and to the extent the accounts of such Person and each of its Subsidiaries would normally be consolidated with those of such Person, all in accordance with GAAP. The term “Consolidated” shall have a similar meaning.

“Credit Facility” means, one or more debt facilities (including, without limitation, the Senior Credit Agreement) or commercial paper facilities, in each case with banks, investment banks, insurance companies, mutual funds and/or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from (or sell receivables to) such lenders against such receivables) or letters of credit, in each case, as amended, extended, restated, renewed, refunded, replaced (whether contemporaneously or otherwise) or refinanced (in each case with Credit Facilities with such lenders), supplemented or otherwise modified (in whole or in part and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time.

“Debt Securities” means the Company’s debentures, notes, bonds or other evidence of indebtedness in one or more series.

“Depositary” means, unless otherwise specified by the Company with respect any Notes issuable or issued in whole or in part in the form of one or more Global Securities, The Depository Trust Company, New York, New York, or any successor thereto registered as a clearing agency under the Exchange Act or other applicable statute or regulations.

“Disqualified Stock” means any Capital Stock that, either by its terms or by the terms of any security into which it is convertible or exchangeable or otherwise, is or upon the happening of an event or passage of time would be, required to be redeemed prior to the Maturity Date of the Notes or is redeemable at the option of the holder thereof at any time prior to such Maturity Date (other than upon a change of control of the Company in circumstances where the holders of the Notes would have similar rights), or is convertible into or exchangeable for debt securities at any time prior to such Maturity Date at the option of the holder thereof.

“Dollar-Denominated Production Payment” means a production payment required to be recorded as a borrowing in accordance with GAAP, together with all undertakings and obligations in connection therewith.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder.

“Existing Notes” means the Company’s outstanding (a) 8 1/4% Senior Notes due 2019, (b) 7 3/8% Senior Notes due 2020, (c) 7 1/8% Senior Notes due 2021, (d) 5% Senior Notes due 2022 and (e) 4 1/2% Senior Notes due 2023.

“Foreign Subsidiary” means any Restricted Subsidiary of the Company that (i) is not organized under the laws of the United States of America or any State thereof or the District of Columbia or (ii) was organized under any such laws but has no material assets other than Capital Stock of foreign entities of the type described in the preceding clause (i).

“Funded Debt” means, with regard to any Person, all Indebtedness incurred, created, assumed or guaranteed by such Person, which matures, or is renewable by such Person to a date, more than one year after the date as of which Funded Debt is being determined.

“GAAP” means generally accepted accounting principles as in effect in the United States of America from time to time.

“Global Security” means a Note in global form that evidences all or part of the Notes and registered in the name of the Depositary for the Notes or a nominee thereof.

“Guaranteed Debt” of any Person means, without duplication, all Indebtedness of any other Person referred to in the definition of Indebtedness below guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement, made primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss,

(1) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness;

(2) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services;

(3) to supply funds to, or in any other manner invest in, the debtor (including any agreement to pay for property or services without requiring that such property be received or such services be rendered);

(4) to maintain working capital or equity capital of the debtor, or otherwise to maintain the net worth, solvency or other financial condition of the debtor or to cause such debtor to achieve certain levels of financial performance; or

(5) otherwise to assure a creditor against loss;

provided that the term “guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business.

“Guarantor” means any Subsidiary of the Company which is a guarantor of the Notes, including any Person that is required after the Issue Date to guarantee the Notes pursuant to the covenant described under “— Certain Covenants—Issuances of Guarantees by Restricted Subsidiaries” until a successor replaces such Person pursuant to the applicable provisions of the Indenture and, thereafter, means such successor.

“Hamm Group” means (i) Harold G. Hamm (“Hamm”); (ii) Hamm’s wife; (iii) any of Hamm’s lineal descendants; (iv) Hamm’s guardian or other legal representative or Hamm’s estate; (v) any trust of which at least one of the trustees is Hamm, or the principal beneficiaries of which are any one or more of the Persons in clauses (i) through (iv) above; (vi) any Person which is controlled by any one or more of the Persons in clauses (i) through (v) above; and (vii) any group (within the meaning of the Exchange Act and the rules of the SEC thereunder as in effect on the Issue Date) that includes one or more of the Persons described in clauses (i) through (vi) above, provided that such Persons described in clauses (i) through (vi) above control more than 50% of the voting power of such group.

“Holder” means the Person in whose name a Note is registered in the Register.

“Immaterial Subsidiary” means any Subsidiary of the Company with total assets of less than $2.0 million, as determined in accordance with the latest internal financial statements available to the Company.

“Indebtedness” means, without duplication, with respect to any Person,

(a) all obligations of such Person, including those evidenced by bonds, notes, debentures or similar instruments, for the repayment of money borrowed (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof);

(b) all liabilities of others of the kind described in the preceding clause (a) that such Person has guaranteed; and

(c) Indebtedness (as otherwise defined in this definition) of another Person secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person, the amount of such obligations being deemed to be the lesser of:

(1) the full amount of such obligations so secured; and

(2) the fair market value of such asset, as determined in good faith by the Board of Directors of such Person, which determination shall be evidenced by a resolution of such Board.

Neither Dollar-Denominated Production Payments nor Volumetric Production Payments shall be deemed to be Indebtedness.

“Interest Rate Agreements” means one or more interest rate protection agreements (including, without limitation, interest rate swaps, caps, floors, collars and similar agreements) and other types of interest rate hedging agreements from time to time entered into with one or more financial institutions.

“Investment” means, with respect to any Person, directly or indirectly, any advance, loan (including guarantees), or other extension of credit or capital contribution to any other Person (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase, acquisition or ownership by such Person of any Capital Stock, bonds, notes, debentures or other securities issued or owned by any other Person and all other items that would be classified as investments on a balance sheet prepared in accordance with GAAP. “Investment” shall exclude direct or indirect (i) advances or extensions of credit to customers or suppliers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable, prepaid expenses or deposits on the Company’s or any Restricted Subsidiary’s balance sheet, (ii) endorsements for collection or deposit arising in the ordinary course of business and (iii) extensions of trade credit on commercially reasonable terms in accordance with normal trade practices.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s) and BBB- or better by S&P (or its equivalent under any successor rating categories of S&P) (or, in each case, if such Rating Agency ceases to rate the Notes for reasons outside of our control, the equivalent investment grade credit rating from any Rating Agency selected by us as a replacement Rating Agency.

“Issue Date” means, with respect to the Notes, the date of original issuance of the Notes.

“Lien” means any mortgage or deed of trust, charge, pledge, lien (statutory or otherwise), privilege, security interest, assignment, deposit, arrangement, hypothecation, claim, preference, priority or other encumbrance for security purposes upon or with respect to any property of any kind (including any conditional sale, capital lease or other title retention agreement, any leases in the nature thereof, and any agreement to give any security interest), real or personal, movable or immovable, now owned or hereafter acquired. A Person will be deemed to own subject to a Lien any property which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease Obligation or other title retention agreement. References in the Indenture to Liens allowed to exist upon any particular item of Property shall also be deemed (whether or not stated specifically) to allow Liens to exist upon any accessions, improvements or additions to such property, upon any contractual rights relating primarily to such Property, and upon any proceeds of such Property or of such accessions, improvements, additions or contractual rights.

“Maturity” means, with respect to the Notes, the date on which the principal of the Notes or an installment of principal becomes due and payable as provided therein or by the Indenture, whether at the Maturity Date or by declaration of acceleration, call for redemption or otherwise.

“Maturity Date” means, with respect to the Notes, the fixed date specified pursuant to the Indenture as to the Notes on which the principal of the Notes becomes due and payable as provided therein or by the Indenture.

“Moody’s” means Moody’s Investors Services Inc., or any successor thereto, including a replacement rating agency selected by us as provided in the definition of Rating Agency.

“Net Available Proceeds” means, with respect to any Sale/Leaseback Transaction of any Person, cash proceeds received (including any cash proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, and excluding any other consideration until such time as such consideration is converted into cash) therefrom, in each case net of all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all federal, state or local taxes required to be accrued as a liability as a consequence of such Sale/Leaseback Transaction, and in each case net of all Indebtedness which is secured by such assets, in accordance with the terms of any Lien upon or with respect to such assets, or which must, by its terms or in order to obtain a necessary consent to such Sale/Leaseback Transaction or by applicable law, be repaid out of the proceeds from such Sale/Leaseback Transaction and which is actually so repaid.

“Net Working Capital” means the sum of (i) all current assets of the Company and its Restricted Subsidiaries plus (ii) the amount of borrowings available to be incurred under the Senior Credit Agreement, less all current liabilities of the Company and its Restricted Subsidiaries, except current liabilities included in Indebtedness, in each case (other than in respect of the amount referred to in the preceding clause (ii)) as set forth in Consolidated financial statements of the Company prepared in accordance with GAAP; provided, however, that all of the following shall be excluded in the calculation of Net Working Capital: (a) current assets or liabilities relating to the mark-to-market value of Interest Rate Agreements and hedging arrangements permitted by the Indenture, (b) any current assets or liabilities relating to non-cash charges arising from any grant of Capital Stock, options to acquire Capital Stock, or other equity based awards, and (c) any current assets or liabilities relating to non-cash charges or accruals for future abandonment liabilities.

“Oil and Gas Business” means the business of exploiting, exploring for, developing, acquiring, operating, producing, processing, gathering, marketing, storing, selling, hedging, treating, swapping, refining and transporting hydrocarbons and carbon dioxide and other related energy businesses, including contract drilling and other oilfield services.

“Oil and Gas Hedging Contracts” means any oil and gas purchase or hedging agreement, and other agreement or arrangement, in each case, that is designed to provide protection against price fluctuations of oil, gas or other commodities.

“Oil and Gas Liens” means (i) Liens on any specific property or any interest therein, construction thereon or improvement thereto to secure all or any part of the costs incurred for surveying, exploration, drilling, extraction, development, operation, production, construction, alteration, repair or improvement of, in, under or on such property and the plugging and abandonment of wells located thereon (it being understood that, in the case of oil and gas producing properties, or any interest therein, costs incurred for “development” shall include costs incurred for all facilities relating to such properties or to projects, ventures or other arrangements of which such properties form a part or which relate to such properties or interests); (ii) Liens on an oil or gas producing property to secure obligations incurred or guarantees of obligations incurred in connection with or necessarily incidental to commitments for the purchase or sale of, or the transportation or distribution of, the products derived from such property; (iii) Liens arising under partnership agreements, oil and gas leases, overriding royalty agreements, net profits agreements, production payment agreements, royalty trust agreements, incentive compensation programs for geologists, geophysicists and other providers of technical services to the Company or a Restricted Subsidiary, master limited partnership agreements, farm-out agreements, farm-in agreements, division orders, contracts for the sale, purchase, exchange, transportation, gathering or processing of oil, gas or other hydrocarbons, unitizations and pooling designations, declarations, orders and agreements, development agreements, operating agreements, production sales contracts, area of mutual interest agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or geophysical permits or agreements, and other agreements which are customary in the Oil and Gas Business; provided, however, in all instances that such Liens are limited to the assets that are the subject of the relevant agreement, program, order or contract; (iv) Liens arising in connection with Production Payments and Reserve Sales; and (v) Liens on pipelines or pipeline facilities that arise by operation of law.

“Original Issue Discount Security” means any Note which provides for an amount less than the stated principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof pursuant to the Indenture.

“Permitted Lien” means:

(1) with respect to the Notes, Liens existing on the Issue Date of the Notes;

(2) Liens securing Indebtedness under Credit Facilities;

(3) Liens securing any renewal, extension, substitution, refinancing or replacement of secured Indebtedness; provided, that such Liens extend to or cover only the property or assets then securing the Indebtedness being refinanced and that the Indebtedness being refinanced was not incurred under the Credit Facilities;

(4) Liens on, or related to, properties to secure all or part of the costs incurred in the ordinary course of business of exploration, drilling, development or operation thereof;

(5) any Lien arising by reason of:

(A) any judgment, decree or order of any court, so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment, decree or order shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

(B) taxes, assessments or governmental charges or claims that are not yet delinquent or which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted; provided that any reserve or other appropriate provision as will be required in conformity with GAAP will have been made therefor;

(C) security made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other types of social security;

(D) good faith deposits in connection with tenders, leases and contracts (other than contracts for the payment of Indebtedness);

(E) zoning restrictions, easements, licenses, reservations, title defects, rights of others for rights of way, utilities, sewers, electric lines, telephone or telegraph lines, and other similar purposes, provisions, covenants, conditions, waivers, restrictions on the use of property or minor irregularities of title (and with respect to leasehold interests, mortgages, obligations, Liens and other encumbrances incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the leased property, with or without consent of the lessee), none of which materially impairs the use of any parcel of property material to the operation of the business of the Company or any Subsidiary or the value of such property for the purpose of such business;

(F) deposits to secure public or statutory obligations, or in lieu of surety or appeal bonds;

(G) operation of law or contract in favor of mechanics, carriers, warehousemen, landlords, materialmen, laborers, employees, suppliers and similar persons, incurred in the ordinary course of business for sums which are not yet delinquent for more than 30 days or are being contested in good faith by negotiations or by appropriate proceedings which suspend the collection thereof;

(6) Liens in favor of collecting or payor banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of the Company or any Subsidiary on deposit with or in possession of such bank;

(7) Oil and Gas Liens which are not incurred in connection with the borrowing of money;

(8) Liens securing obligations of the Company or any of its Subsidiaries under Oil and Gas Hedging Contracts;

(9) Liens in favor of the United States, any state thereof, any foreign country or any department, agency or instrumentality or political subdivision of any such jurisdiction, to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of constructing or improving the property subject to such Liens, including without limitation, Liens to secure Funded Debt of the pollution control or industrial revenue bond type;

(10) any Lien securing Acquired Debt created prior to (and not created in connection with, or in contemplation of) the incurrence of such Indebtedness by the Company or any Subsidiary; provided that such Lien only secures the assets acquired in connection with the transaction pursuant to which the Acquired Debt became an obligation of the Company or a Restricted Subsidiary;

(11) any Lien to secure performance bids, leases (including, without limitation, statutory and common law landlord’s liens), statutory obligations, letters of credit and other obligations of a like nature and incurred in the ordinary course of business of the Company or any Subsidiary and not securing or supporting Indebtedness, and any Lien to secure statutory or appeal bonds;

(12) leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

(13) any Lien created by a mortgage related to a property or building that is used as the Company’s headquarters or other principal place of business;

(14) Liens on the Capital Stock of any Unrestricted Subsidiary to the extent securing Unrestricted Subsidiary Indebtedness permitted to be guaranteed by the Company under clause (2) of the covenant described under “—Certain Covenants—Unrestricted Subsidiaries”; and

(15) Liens in favor of the Company or any Guarantor.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, trust, estate, association, unincorporated organization or government or any agency or political subdivision thereof.

“Principal Property” means any property interest in oil and gas reserves located in the United States owned by the Company or any Subsidiary and which is capable of producing crude oil, condensate, natural gas, natural gas liquids or other similar hydrocarbon substances in paying quantities, the net book value of which property interest or interests exceeds 2.0% of Adjusted Consolidated Net Tangible Assets, except any such property interest or interests that in the opinion of the Board of Directors of the Company is not of material importance to the total business conducted by the Company and its Subsidiaries taken as a whole.

Without limitation, the term “Principal Property” shall not include:

(1) property or assets employed in gathering, treating, processing, refining, transportation, distribution or marketing,

(2) accounts receivable and other obligations of any obligor under a contract for the sale, exploration, production, drilling, development, processing or transportation of crude oil, condensate, natural gas, natural gas liquids or other similar hydrocarbon substances by the Company or any of its Subsidiaries, and all related rights of the Company or any of its Subsidiaries, and all guarantees, insurance, letters of credit and other agreements or arrangements of whatever character supporting or securing payment of such receivables or obligations, or

(3) the production or any proceeds from production of crude oil, condensate, natural gas, natural gas liquids or other similar hydrocarbon substances.

“Property” means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including Capital Stock and other securities issued by any other Person (but excluding Capital Stock or other securities issued by such first mentioned Person).

“Rating Agency” means

(1) each of Moody’s and S&P; and

(2) if either of Moody’s or S&P ceases to rate a series of Notes or fails to make a rating of such series of Notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act selected by us as a replacement rating agency for Moody’s or S&P, or both, as the case may be.

“Representative” means the trustee, agent or representative (if any) for an issue of Senior Indebtedness.

“Restricted Subsidiary” of any Person means any Subsidiary of the Person that is not an Unrestricted Subsidiary.

“Sale/Leaseback Transaction” means with respect to the Company or any Restricted Subsidiary, any arrangement with any Person providing for the leasing by the Company or any of its Restricted Subsidiaries of any Principal Property which was acquired or placed into service more than 180 days prior to such arrangement, whereby such property has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person; provided that the term “Sale/Leaseback Transaction” shall not include any such arrangement that does not provide for a lease by the Company or any of its Restricted Subsidiaries with a period, including renewals, of more than three years. For the avoidance of doubt, a transaction primarily involving Dollar- Denominated Production Payments or Volumetric Production Payments shall not be deemed to be a Sale/ Leaseback Transaction.

“S&P” means Standard & Poor’s Ratings Services, a division of McGraw-Hill, Inc., or any successor thereto, including a replacement rating agency selected by us as provided in the definition of Rating Agency.

“SEC” means the Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act, or if at any time after the execution of the Indenture such Commission is not existing and performing the duties now assigned to it under the Securities Act and the Exchange Act then the body performing such duties at such time.

“Securities Act” means the Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated by the SEC thereunder.

“Senior Credit Agreement” means that certain Revolving Credit Agreement dated as of May 16, 2014, among the Company, the lenders party thereto, Union Bank, N.A., as Administrative Agent and Union Bank, N.A. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as such agreement, in whole or in part, in one or more instances, has been or hereafter may be amended, renewed, extended, increased, substituted, refinanced, restructured, replaced, supplemented or otherwise modified from time to time (including, without limitation, any successive renewals, extensions, increases, substitutions, refinancings, restructurings, replacements, supplementations or other modifications of the foregoing).

“Senior Indebtedness” means any Debt Securities or other Indebtedness of the Company or a Guarantor (whether outstanding on the date of the Indenture or thereafter incurred), unless such Indebtedness is contractually subordinate or junior in right of payment of principal of, and any premium and interest on any such Debt Securities or other Indebtedness, respectively.

“Subsidiary” of a Person means

(1) any corporation more than 50% of the outstanding voting power of the Voting Stock of which is owned or controlled, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person, or by such Person and one or more other Subsidiaries thereof, or

(2) any limited partnership of which such Person or any Subsidiary of such Person is a general partner, or

(3) any other Person in which such Person, or one or more other Subsidiaries of such Person, or such Person and one or more other Subsidiaries, directly or indirectly, has more than 50% of the outstanding partnership or similar interests or has the power, by contract or otherwise, to direct or cause the direction of the policies, management and affairs thereof.

“Successor Parent” with respect to any Person means any other Person more than 50% of the total outstanding Voting Stock of which (measured by voting power rather than the number of shares) is, at the time the first Person becomes a Subsidiary of such other Person, “beneficially owned” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have beneficial ownership of all shares that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time) by one or more Persons that “beneficially owned” more than 50% of the total outstanding Voting Stock of the first Person (measured by voting power rather than the number of shares) immediately prior to the first Person becoming a Subsidiary of such other Person.

“Unrestricted Subsidiary” means (i) any Subsidiary of the Company (other than a Guarantor) designated as such pursuant to and in compliance with the covenant described under “—Certain Covenants—Unrestricted Subsidiaries,” and (ii) any Subsidiary of an Unrestricted Subsidiary, when it shall become such a Subsidiary.

“Unrestricted Subsidiary Indebtedness” of any Unrestricted Subsidiary means Indebtedness of such Unrestricted Subsidiary:

(1) as to which neither the Company nor any Restricted Subsidiary is directly or indirectly liable (by virtue of the Company or any such Restricted Subsidiary being the primary obligor on, guarantor of, or otherwise liable in any respect to, such Indebtedness), except Guaranteed Debt of the Company or any Restricted Subsidiary to any Affiliate of the Company; and

(2) which, upon the occurrence of a default with respect thereto, does not result in, or permit any holder of any Indebtedness of the Company or any Restricted Subsidiary to declare, a default on such Indebtedness of the Company or any Restricted Subsidiary or cause the payment thereof to be accelerated or payable prior to the fixed date on which the principal of such Indebtedness is due and payable;

provided that notwithstanding the foregoing, any Unrestricted Subsidiary may guarantee the Notes or any Credit Facility.

“U.S. Government Securities” means securities that are (1) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case under clauses (1) or (2) are not callable or redeemable at the option of the issuer thereof.

“U.S. Legal Tender” means such coin or currency of the United States as at the time of payment shall be legal tender for the payment of public and private debts.

“Volumetric Production Payment” means a production payment that is recorded as a sale in accordance with GAAP, whether or not the sale price must be recorded as deferred revenue, together with all undertakings and obligations in connection therewith.

“Voting Stock” of a Person means Capital Stock of such Person of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of such Person (irrespective of whether or not at the time Capital Stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

“Wholly Owned Restricted Subsidiary” means a Restricted Subsidiary all the Capital Stock of which is owned by the Company or one or more other Wholly Owned Restricted Subsidiaries (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Subsidiary of the Company).

Events of Default

The following will be Events of Default with respect to each series of Notes:

(1) default by the Company or any Guarantor in the payment of principal of or any premium on such series of Notes when due and payable at Maturity;

(2) default by the Company or any Guarantor in the payment of any installment of interest on such series of Notes when due and payable and continuance of such default for 30 days;

(3) default on any other Indebtedness of the Company or any Guarantor if either:

(A) such default results in the acceleration of the maturity of any such Indebtedness having a principal amount of $25.0 million or more individually or, taken together with the principal amount of any other such Indebtedness the maturity of which has been so accelerated, in the aggregate; or

(B) such default results from the failure to pay when due principal of any such Indebtedness, after giving effect to any applicable grace period (a “Payment Default”), having a principal amount of $25.0 million or more individually or, taken together with the principal amount of any other Indebtedness under which there has been a Payment Default, in the aggregate;

provided that if any such default is cured or waived or any such acceleration is rescinded, or such Indebtedness is repaid, within a period of 30 days from the continuation of such default beyond any applicable grace period or the occurrence of such acceleration, as the case may be, such Event of Default and any consequent acceleration of such series of Notes shall be rescinded, so long as any such rescission does not conflict with any judgment or decree or applicable provision of law;

(4) default in the performance or breach of the provisions described under “—Certain Covenants—Limitations on Mergers and Consolidation,” the failure to make or consummate a Net Proceeds Offer in accordance with the provisions of “—Certain Covenants—Limitation on Sale/ Leaseback Transactions,” or the failure to make or consummate a Change of Control Offer in accordance with the provisions of “—Change of Control;”

(5) default in the performance, or breach of, any covenant or agreement of the Company or any Guarantor in the Indenture applicable to such series of Notes and, in each such case, failure to remedy such default within a period of 60 days after written notice thereof from the Trustee or Holders of 25% of the principal amount of such series of Notes; provided, however, that the Company will have 90 days following such written notice to remedy or receive a waiver for any failure to comply with its obligations under the Indenture so long as the Company is attempting to remedy any such failure as promptly as reasonably practicable;

(6) the failure of a Guarantee by a Guarantor of such series of Notes to be in full force and effect, or the denial or disaffirmance by such entity thereof;

(7) certain events involving bankruptcy, insolvency or reorganization of the Company or any Guarantor of the Company; or

(8) any other Event of Default provided with regard to the Notes in the terms thereof.

The Indenture provides that the Trustee may withhold notice to the Holders of either series of Notes of any default (except in payment of principal of, or any premium or interest on, any Notes) if the Trustee considers it in the interest of the Holders of such series of Notes to do so.

If an Event of Default occurs and is continuing with respect to either series of Notes, the Trustee or the Holders of not less than 25% in principal amount of the outstanding Notes of such series may declare the unpaid principal of (or, if any of the Notes of such series are Original Issue Discount Securities, such portion of the principal amount of such Notes as may be specified in the terms thereof), and any premium and accrued but unpaid interest on, all the Notes of such series then outstanding to be due and payable. Upon such a declaration, such principal (or other specified amount), and any premium and interest will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company or any Subsidiary of the Company occurs and is continuing, the principal of, and any premium and interest on, all the Notes of such series will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. Under certain circumstances, the Holders of a majority in principal amount of the outstanding Notes of either series of Notes may rescind any such acceleration with respect to such series of Notes and its consequences.

No Holder of either series of Notes may pursue any remedy under the Indenture unless:

(1) the Trustee shall have received written notice of a continuing Event of Default;

(2) the Trustee shall have received a written request from Holders of at least 25% in principal amount of the Notes of such series to pursue such remedy;

(3) the Trustee shall have been offered indemnity reasonably satisfactory to it;

(4) the Trustee shall have failed to act for a period of 60 days after receipt of such written notice, request and offer of indemnity; and

(5) no direction inconsistent with such written request has been given to the Trustee during such 60-day period by the Holders of a majority in principal amount of the Notes of such series;

provided, however, such provision does not affect the right of a Holder of any Notes of such series to sue for enforcement of any overdue payment thereon.

The Holders of a majority in principal amount of the outstanding Notes of either series of Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee for such series of Notes, subject to certain limitations specified in the Indenture. The Trustee shall be under no obligation and may refuse to perform any duty or exercise any right, duty or power hereunder unless it receives indemnity satisfactory to it against any loss, liability, claim, damage or expense.

Modification and Waiver

Supplements and amendments to the Indenture or either series of Notes may be made by the Company, the Guarantors and the Trustee with the consent of the Holders of a majority in aggregate principal amount of the Notes of such series then outstanding; provided that no such modification or amendment may, without the consent of each Holder of such series affected thereby:

(1) reduce the percentage of principal amount of Notes of such series whose Holders must consent to an amendment, supplement or waiver of any provision of the Indenture or the Notes of such series;

(2) reduce the rate or change the time for payment of interest, including default interest, if any, on the Notes of such series;

(3) reduce the principal amount of any Note of such series or change the Maturity Date of the Notes of such series;

(4) reduce the amount payable upon redemption of any Note of such series;

(5) waive any Event of Default in the payment of principal of, any premium or interest on the Notes of such series;

(6) make any Note of such series payable in money other than that stated in such Note;

(7) impair the right of Holders of Notes of such series to receive payment of the principal of and interest on Notes on the respective due dates therefor and to institute suit for the enforcement of any such payment; or

(8) make any change in the percentage of principal amount of Notes of such series necessary to waive compliance with certain provisions of the Indenture.

Supplements and amendments of the Indenture or either series of Notes may be made by the Company, the Guarantors and the Trustee without the consent of any Holders in certain limited circumstances, including:

(1) to cure any ambiguity, omission, defect or inconsistency; provided that such modification shall not adversely affect the Holders of the Notes of such series in any material respect;

(2) to provide for the assumption of the obligations of the Company or any Guarantor under the Indenture upon the merger, consolidation or sale or other disposition of all or substantially all of the assets of the Company or such Guarantor;

(3) to add to, change or eliminate any of the provisions of the Indenture; provided that any such addition, change or elimination shall become effective only after there are no such Notes entitled to the benefit of such provision outstanding;

(4) to establish the forms or terms of the Notes issued under the Indenture;

(5) to evidence the acceptance or appointment by a separate Trustee or successor Trustee with respect to the Notes of such series or otherwise;

(6) to reflect the addition or release of any Guarantor from its Guarantee of the Notes of such series, in the manner provided in the Indenture, or to secure any of the Notes or the Guarantees;

(7) to comply with any requirement of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

(8) to provide for uncertificated Notes of such series in addition to certificated Notes of such series;

(9) to mortgage, pledge, hypothecate or grant a security interest in favor of the Trustee for the benefit of the holders of the Notes of such series as additional security for the payment and performance of the Company’s and any Guarantor’s obligations under the Indenture, in any property or assets, including any of which are required to be mortgaged, pledged or hypothecated, or in which a security interest is required to be granted to or for the benefit of the Trustee pursuant to the Indenture or otherwise;

(10) to comply with the rules of any applicable securities Depositary;

(11) to conform the text of the Indenture, the Notes of such series or the Guarantees to any provision of the “Description of Notes” section in the preliminary offering memorandum, as supplemented by the related pricing supplement; or

(12) to make any change that would provide any additional benefit to the Holders of the Notes of such series or that does not adversely affect the rights of any Holder in any material respect.

The Holders of a majority in aggregate principal amount of the outstanding Notes of such series may waive compliance with or any past default under the Indenture, except a default in the payment of principal, or any premium or interest.

Legal Defeasance and Covenant Defeasance

The Company may, at its option and at any time, elect to have its obligations discharged with respect to either series of Notes (“Legal Defeasance”). Such Legal Defeasance means that the Company and any Guarantors will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes of such series and any Guarantees thereof, except for:

(1) the rights of Holders of outstanding Notes of such series to receive payments solely from the trust fund described in the following paragraph in respect of the principal of, and any premium and interest on such Notes when such payments are due;

(2) the Company’s obligations with respect to such Notes of such series concerning the issuance of temporary Notes, transfers and exchanges of the Notes, replacement of mutilated, destroyed, lost or stolen Notes, the maintenance of an office or agency where the Notes may be surrendered for transfer or exchange or presented for payment, and duties of paying agents and conversion agents;

(3) the rights, powers, trusts, duties and immunities of the Trustee, and the Company’s obligations in connection therewith; and

(4) the Defeasance provisions of the Indenture.

In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants described under “—Certain Covenants” (“Covenant Defeasance”), and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default. In the event Covenant Defeasance occurs, certain events (not including non-payment) described under “—Events of Default” will no longer constitute an Event of Default. If we exercise our Legal Defeasance or Covenant Defeasance option, each Guarantor will be released from all its obligations under the Indenture and its Guarantee.

In order to exercise either Legal Defeasance or Covenant Defeasance under the Indenture with respect to either series of Notes:

(1) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes of such series, cash in U.S. Legal Tender, U.S. Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay:

(A) the principal of, and any premium and interest on the outstanding Notes of such series on each date on which such principal, and any premium and interest is due and payable or on any redemption date established pursuant to the Indenture; and

(B) any mandatory sinking fund payments on the dates on which such payments are due and payable in accordance with the terms of the Indenture and of such Notes;

(2) in the case of Legal Defeasance, the Company must deliver to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that:

(A) the Company has received from or there has been published by, the Internal Revenue Service a ruling; or

(B) since the date of the Indenture, there has been a change in the applicable federal income tax law,

in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the outstanding Notes of such series will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel reasonably acceptable to the Trustee to the effect that the Holders of the outstanding Notes of such series will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

(5) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under any other material agreement, other than the Indenture, or instrument to which the Company is a party or by which the Company is bound;

(6) the Company shall have delivered to the Trustee an officers’ certificate stating that the deposit was not made by the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and

(7) the Company shall have delivered to the Trustee an officers’ certificate and an opinion of counsel each stating that the Company has complied with all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance.

No Sinking Fund

We are not required to make any mandatory redemption or sinking fund payments with respect to the Notes.

Satisfaction and Discharge

The Company may discharge all its obligations under the Indenture with respect to either series of Notes, other than its obligation to register the transfer of and exchange the Notes of such series; provided that it either:

(1) delivers all outstanding Notes of such series to the Trustee for cancellation; or

(2) all such Notes not so delivered for cancellation have either become due and payable or will become due and payable at their Maturity within one year or are called for redemption within one year, and in the case of this bullet point the Company has deposited with the Trustee in trust an amount of cash sufficient to pay the entire indebtedness of such Notes, including any premium and interest to the Maturity Date or applicable redemption date and all other sums due and payable under the Indenture by the Company.

Governing Law

The Indenture provides that it and the Notes and the Guarantees will be governed by, and construed in accordance with, the laws of the State of New York.

The Trustee

Wilmington Trust, National Association is acting as Trustee, paying agent and registrar for the Notes. We may also maintain banking and other commercial relationships with the Trustee and its affiliates in the ordinary course of business, and the Trustee may own Notes. Its address is 50 S. 6th Street, Suite 1290, Minneapolis, Minnesota 55402.

The Trustee is permitted to become an owner or pledgee of the Notes and may otherwise deal with the Company or its Subsidiaries or Affiliates with the same rights it would have if it were not Trustee. If, however, the Trustee acquires any conflicting interest (as defined in the Trust Indenture Act) after an Event of Default has occurred and is continuing, it must eliminate such conflict or resign.

In case an Event of Default shall occur (and be continuing), the Trustee will be required to use the degree of care and skill of a prudent person in the conduct of such person’s own affairs. The Trustee will be under no obligation to exercise any of its powers under the Indenture at the request of any of the Holders of the Notes, unless such Holders have offered the Trustee indemnity satisfactory to it.

Payment and Transfer

Initially, the Notes will be issued only in global form registered in the name of Cede & Co., as nominee of The Depository Trust Company, the Depositary. Beneficial interests in Notes in global form will be shown on, and transfers of interests in Notes in global form will be made only through, records maintained by the Depositary and its participants. Any Notes in definitive form may be presented for registration of transfer or exchange at the office or agency maintained by us for such purpose (which initially will be the corporate trust office of the Trustee).

Payment of principal, or any premium or interest on Notes in global form registered in the name of the Depository’s nominee will be made in immediately available funds to the Depository’s nominee, as the registered Holder of such global notes. If any Notes are no longer represented by a global note, payment of interest on the Notes in definitive form may, at our option, be made at the corporate trust office of the Trustee indicated above or by check mailed directly to Holders at their respective registered addresses or by wire transfer to an account designated by a Holder.

If any interest payment date, maturity date or redemption date falls on a day that is not a business day, the payment will be made on the next business day with the same force and effect as if made on the relevant interest payment date, maturity date or redemption date. No interest will accrue for the period from and after the applicable interest payment date, maturity date or redemption date.

The Notes may be transferred or exchanged, and they may be presented for payment, at the office of the Trustee indicated in the Indenture, subject to the limitations provided in the Indenture, without the payment of any service charge, other than any applicable tax or governmental charge.

The registered Holder of a Note will be treated as the owner of it for all purposes, and all references in this “Description of Notes” to “Holders” mean holders of record, unless otherwise indicated.

BOOK-ENTRY; DELIVERY AND FORM

Global Notes

The New Notes, like the Old Notes, will be issued in the form of one or more fully registered notes in global form, without interest coupons. The New Notes will be deposited with the Trustee, as custodian for The Depository Trust Company (“DTC”), and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in each global note will be limited to persons who have accounts with DTC (“DTC participants”) or persons who hold interests through DTC participants.

We expect that under procedures established by DTC:

•

upon deposit of each global note with DTC’s custodian, DTC will credit portions of the principal amount of the global notes to the accounts of the DTC participants that have tendered the Old Notes to the account designated by the exchange agent; and

•

ownership of beneficial interests in each global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global notes).

Beneficial interests in the global notes may not be exchanged for Notes in physical, certificated form except in the limited circumstances described below.

Book-Entry Procedures for the Global Notes

All interests in the global notes will be subject to the operations and procedures of DTC, including its participants, Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”), and Clearstream Banking S.A. (“Clearstream”). We provide the following summaries of those operations and procedures solely for the convenience of investors. The operations and procedures of each settlement system are controlled by that settlement system and may be changed at any time.

•	Neither we nor the Trustee is responsible for those operations or procedures.

•	DTC has advised us it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the initial purchasers, banks and trust companies, clearing corporations, and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers, and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the Notes represented by that global note for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a global note:

•	will not be entitled to have Notes represented by the global note registered in their names;

•	will not receive or be entitled to receive physical, certificated Notes; and

•

will not be considered the owners or holders of the Notes under the Indenture for any purpose, including with respect to the giving of any direction, instruction, or approval to the Trustee under the Indenture.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of Notes under the Indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal, premium (if any), and interest with respect to the New Notes represented by a global note will be made by the Trustee to DTC’s nominee, as the registered holder of the global note. Neither we nor the Trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising, or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream will be effected in the ordinary way under the rules and operating procedures of those systems.

Cross market transfers between DTC participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected within DTC through the DTC participants that are acting as depositaries for Euroclear and Clearstream. To deliver or receive an interest in a global note held in a Euroclear or Clearstream account, an investor must send transfer instructions to Euroclear or Clearstream, as the case may be, under the rules and procedures of that system and within the established deadlines of that system. If the transaction meets its settlement requirements, Euroclear or Clearstream, as the case may be, will send instructions to its DTC depositary to take action to effect final settlement by delivering or receiving interests in the relevant global notes in DTC, and making or receiving payment under normal procedures for same-day funds settlement applicable to DTC. Euroclear and Clearstream participants may not deliver instructions directly to the DTC depositaries that are acting for Euroclear or Clearstream.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant that purchases an interest in a global note from a DTC participant will be credited on the business day for Euroclear or Clearstream immediately following the DTC settlement date. Cash received in Euroclear or Clearstream from the sale of an interest in a global note to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Clearstream cash account as of the business day for Euroclear or Clearstream following the DTC settlement date.

DTC, Euroclear, and Clearstream have agreed to the above procedures to facilitate transfers of interests in the global notes among participants in those settlement systems. However, the settlement systems are not obligated to perform these procedures and may discontinue or change these procedures at any time. Neither we nor the Trustee will have any responsibility for the performance by DTC, Euroclear, or Clearstream, or their participants or indirect participants, of their obligations under the rules and procedures governing their operations.

Certificated Notes

New Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related Notes only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days;

•	we, at our option, notify the Trustee that we elect to cause the issuance of certificated Notes; or

•	an event of default with respect to the Notes has occurred and is continuing and such beneficial owner requests that its Notes be issued in physical, certificated form.

PLAN OF DISTRIBUTION

You may transfer New Notes issued under the exchange offer in exchange for the Old Notes if:

•	you acquire the New Notes in the ordinary course of your business;

•

you have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act of 1933) of such New Notes in violation of the provisions of the Securities Act of 1933; and

•	you are not our “affiliate” (within the meaning of Rule 405 under the Securities Act of 1933).

Each broker-dealer that receives New Notes for its own account pursuant to the exchange offer in exchange for Old Notes that were acquired by such broker-dealer as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities.

If you wish to exchange New Notes for your Old Notes in the exchange offer, you will be required to make representations to us as described in “Exchange Offer—Purpose and Effect of the Exchange Offer” and “Exchange Offer—Procedures for Tendering—Your Representations to Us” in this prospectus and in the letter of transmittal. In addition, if you are a broker-dealer who receives New Notes for your own account in exchange for Old Notes that were acquired by you as a result of market- making activities or other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale by you of such New Notes.

We will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time on one or more transactions in any of the following ways:

•	in the over-the-counter market;

•	in negotiated transactions;

•	through the writing of options on the New Notes or a combination of such methods of resale;

•	at market prices prevailing at the time of resale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such New Notes.

Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the exchange offer in exchange for Old Notes that were acquired by such broker-dealer as a result of market-making or other trading activities may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933. We agreed to permit the use of this prospectus for a period of up to 180 days after the completion of the exchange offer by such broker-dealers to satisfy this prospectus delivery requirement. Furthermore, we agreed to amend or supplement this prospectus during such period if so requested in order to expedite or facilitate the disposition of any New Notes by broker-dealers.

We have agreed to pay all expenses incident to the exchange offer other than fees and expenses of counsel to the holders and brokerage commissions and transfer taxes, if any, and will indemnify the holders of the Old Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act of 1933.

MATERIAL UNITED STATES FEDERAL TAX CONSEQUENCES

The following discussion is a summary of the material federal income tax considerations relevant to the exchange of Old Notes for New Notes, but does not purport to be a complete analysis of all potential tax effects. The discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations, Internal Revenue Service rulings and pronouncements and judicial decisions now in effect, all of which may be subject to change at any time by legislative, judicial or administrative action. These changes may be applied retroactively in a manner that could adversely affect a holder of New Notes. Some holders, including financial institutions, insurance companies, regulated investment companies, tax-exempt organizations, dealers in securities or currencies, persons whose functional currency is not the U.S. dollar, or persons who hold the Notes as part of a hedge, conversion transaction, straddle or other risk reduction transaction may be subject to special rules not discussed below. We recommend that each holder consult his own tax advisor as to the particular tax consequences of exchanging such holder’s Old Notes for New Notes, including the applicability and effect of any foreign, state, local or other tax laws or estate or gift tax considerations.

We believe that the exchange of Old Notes for New Notes will not be an exchange or otherwise a taxable event to a holder for United States federal income tax purposes. Accordingly, a holder will not recognize gain or loss upon receipt of a New Note in exchange for an Old Note in the exchange, and the holder’s basis and holding period in the New Note will be the same as its basis and holding period in the corresponding Old Note immediately before the exchange.

LEGAL MATTERS

The validity of the New Notes offered in this exchange offer will be passed upon for us by Latham & Watkins LLP, Houston, Texas. Latham & Watkins LLP will rely on the opinion of Conner & Winters, LLP, Tulsa, Oklahoma, with respect to the due authorization of the Indenture and the New Notes by us and our subsidiary guarantors under Oklahoma law.

EXPERTS

The consolidated financial statements, and management’s assessment of the effectiveness of internal control over financial reporting incorporated by reference in this prospectus, and elsewhere in the registration statement have been incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing in giving said reports.

Estimates of the oil and natural gas reserves of Continental Resources, Inc. and related future net cash flows and the present values thereof as of December 31, 2009, 2010, 2011, 2012 and 2013 incorporated by reference in this prospectus were based in part upon reserve reports prepared by Ryder Scott Company, L.P., independent petroleum engineers. We have incorporated these estimates in reliance on the authority of such firm as an expert in such matters.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

Continental files annual, quarterly and current reports and other information with the SEC. You may read and copy any materials that Continental has filed with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding us. The SEC’s website address is www.sec.gov. You may also inspect our SEC records at our website at www.clr.com. We do not intend for information contained in our website to be part of this prospectus.

This prospectus incorporates by reference the documents listed below that Continental has previously filed with the SEC and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any Current Report on Form 8-K) after the date of the initial registration statement and prior to the effectiveness of the registration statement and after the date of this prospectus and prior to the termination of this offering. They contain important information about Continental and the financial condition of Continental. The information incorporated by reference is considered to be a part of this prospectus, except for any information that is superseded by information that is included directly in this prospectus or incorporated by reference subsequent to the date of this prospectus.

Continental SEC filings (file no. 001-32886)	Period and/or date filed
Annual Report on Form 10-K	Year ended December 31, 2013
Quarterly Report on Form 10-Q	March 31, 2014
Current Reports on Form 8-K	Filed on February 27, 2014, May 1, 2014, May 12, 2014, May 13, 2014, May 21, 2014, May 22, 2014 and May 30, 2014
Definitive Proxy Statement on Schedule 14A	Filed on April 10, 2014 (those parts incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2013)

Banner Pipeline Company, L.L.C. and CLR Asset Holdings, LLC, wholly owned subsidiaries of Continental, have fully and unconditionally guaranteed the Notes on a joint and several basis. The subsidiary guarantors have no material assets or operations. As a result, Continental has not presented separate financial statements of the subsidiary guarantors. The subsidiary guarantors are generally not restricted in their ability to dividend or otherwise distribute funds to Continental except for restrictions imposed under applicable state corporate law.

You can obtain copies of any of these documents without charge upon written or oral request by requesting them in writing or by telephone at:

Continental Resources, Inc.

20 N. Broadway

Oklahoma City, Oklahoma 73102

Telephone number: (405) 234-9000

ANNEX A:

LETTER OF TRANSMITTAL

TO TENDER

OLD 3.800% SENIOR NOTES DUE 2024 (CUSIP Nos. 212015 AM3 and U21180 AD3)

AND

OLD 4.900% SENIOR NOTES DUE 2044 (CUSIP Nos. 212015 AP6 and U21180 AE1)

OF

CONTINENTAL RESOURCES, INC.

PURSUANT TO THE EXCHANGE OFFER AND PROSPECTUS

DATED AUGUST 1, 2014

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK

CITY TIME, ON SEPTEMBER 5, 2014 (THE “EXPIRATION DATE”), UNLESS THE EXCHANGE OFFER IS

EXTENDED BY THE ISSUER.

The Exchange Agent for the Exchange Offer is:

Wilmington Trust, National Association

c/o Wilmington Trust Company

Corporate Capital Markets

Rodney Square North

1100 N Market Street

Wilmington, DE 19890-1615

Attention: Workflow Management, 5th Floor

Fax: (302) 636-4139

email: DTC2@wilmingtontrust.com

If you wish to exchange your issued and outstanding 3.800% Senior Notes due 2024 (CUSIP Nos. 212015 AM3 and U21180 AD3 (“Old 2024 Notes”)) for an equal aggregate principal amount of newly issued 3.800% Senior Notes due 2024 (CUSIP No. 212015 AN1 (“New 2024 Notes”)) and 4.900% Senior Notes due 2044 (CUSIP Nos. 212015 AP6 and U21180 AE1 (“Old 2044 Notes” and, together with the Old 2024 Notes, the “Old Notes”)) for an equal aggregate principal amount of newly issued 4.900% Senior Notes due 2044 (CUSIP No. 212015 AQ4 (“New 2044 Notes” and, together with the New 2024 Notes, the “New Notes”) with materially identical terms that have been registered under the Securities Act of 1933, as amended (the “Securities Act”) pursuant to the exchange offer, you must validly tender (and not withdraw) your Old Notes to the Exchange Agent prior to the Expiration Date.

We refer you to the Prospectus, dated August 1, 2014 (the “Prospectus”), of Continental Resources, Inc. (the “Issuer”), and this Letter of Transmittal (the “Letter of Transmittal”), which together describe the Issuer’s offer (the “Exchange Offer”) to exchange the Old Notes for a like aggregate principal amount of New Notes. Capitalized terms used but not defined herein have the respective meaning given to them in the Prospectus.

The Issuer reserves the right, at any time or from time to time, to extend the Exchange Offer at its discretion, in which event the term “Expiration Date” shall mean the latest date to which the Exchange Offer is extended. The Issuer shall notify the Exchange Agent and each registered holder of the Old Notes of any extension by oral (promptly followed in writing) or written notice prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

This Letter of Transmittal is to be used by holders of the Old Notes. Tender of Old Notes is to be made according to the Automated Tender Offer Program (“ATOP”) of The Depository Trust Company (“DTC”) pursuant to the procedures set forth in the Prospectus under the caption “Exchange Offer—Procedures for Tendering.” DTC participants that are accepting the Exchange Offer must transmit their acceptance to DTC, which will verify the acceptance and execute a book-entry delivery to the Exchange Agent’s DTC account. DTC will then send a computer generated message known as an “agent’s message” to the Exchange Agent for its acceptance. For you to validly tender your Old Notes in the Exchange Offer the Exchange Agent must receive, prior to the Expiration Date, an agent’s message under the ATOP procedures that confirms that:

•	DTC has received your instructions to tender your Old Notes; and

•	you agree to be bound by the terms of this Letter of Transmittal.

BY USING THE ATOP PROCEDURES TO TENDER OLD NOTES, YOU WILL NOT BE REQUIRED TO DELIVER THIS LETTER OF TRANSMITTAL TO THE EXCHANGE AGENT. HOWEVER, YOU WILL BE BOUND BY ITS TERMS, AND YOU WILL BE DEEMED TO HAVE MADE THE ACKNOWLEDGMENTS AND THE REPRESENTATIONS AND WARRANTIES IT CONTAINS, JUST AS IF YOU HAD SIGNED IT.

PLEASE READ THE ACCOMPANYING INSTRUCTIONS CAREFULLY.

Ladies and Gentlemen:

1. By tendering Old Notes in the Exchange Offer, you acknowledge receipt of the Prospectus and this Letter of Transmittal.

2. By tendering Old Notes in the Exchange Offer, you represent and warrant that you have full authority to tender the Old Notes described above and will, upon request, execute and deliver any additional documents deemed by the Issuer to be necessary or desirable to complete the tender of Old Notes.

3. You understand that the tender of the Old Notes pursuant to all of the procedures set forth in the Prospectus will constitute an agreement between you and the Issuer as to the terms and conditions set forth in the Prospectus.

4. By tendering Old Notes in the Exchange Offer, you acknowledge that the Exchange Offer is being made in reliance upon interpretations contained in no-action letters issued to third parties by the staff of the Securities and Exchange Commission (the “SEC”), including Exxon Capital Holdings Corp., SEC No-Action Letter (April 13, 1989), Morgan Stanley & Co., Inc., SEC No-Action Letter (June 5, 1991) and Shearman & Sterling, SEC No-Action Letter (July 2, 1993), that the New Notes issued in exchange for the Old Notes pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by holders thereof without compliance with the registration and prospectus delivery provisions of the Securities Act (other than a broker-dealer who purchased Old Notes exchanged for such New Notes directly from the Issuer to resell pursuant to Rule 144A or any other available exemption under the Securities Act and any such holder that is an “affiliate” of the Issuer within the meaning of Rule 405 under the Securities Act), provided that such New Notes are acquired in the ordinary course of such holders’ business and such holders are not participating in, and have no arrangement with any other person to participate in, the distribution of such New Notes.

5. By tendering Old Notes in the Exchange Offer, you hereby represent and warrant that:

(a) the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of your business, whether or not you are the holder;

(b) you are not engaging and do not intend to engage in the distribution of Old Notes or New Notes within the meaning of the Securities Act;

(c) you are not an “affiliate,” as such term is defined under Rule 405 promulgated under the Securities Act, of the Issuer; and

(d) if you are a broker-dealer, that you will receive the New Notes for your own account in exchange for Old Notes that were acquired as a result of market-making activities or other trading activities and that you acknowledge that you will deliver a prospectus (or, to the extent permitted by law, make available a prospectus) in connection with any resale of such New Notes.

You may, if you are unable to make all of the representations and warranties contained in Item 5 above and as otherwise permitted in the Registration Rights Agreement (as defined below), elect to have your Old Notes registered in the shelf registration statement described in the Registration Rights Agreement, dated as of May 19, 2014 (the “Registration Rights Agreement”), by and among the Issuer, Banner Pipeline Company, L.L.C., CLR Asset Holdings, LLC, and the Initial Purchasers (as defined therein). Such election may be made by notifying the Issuer in writing at 20 N. Broadway, Oklahoma City, Oklahoma 73102, Attention: Secretary. By making such election, you agree, as a holder of Old Notes participating in a shelf registration, to indemnify and hold harmless the Issuer, each of the directors of the Issuer, each of the officers of the Issuer who signs such shelf registration statement, each person who controls the Issuer within the meaning of either the Securities Act or the Securities Exchange Act of 1934, as amended, and each other holder of Old Notes, from and against any and all losses, claims, damages or liabilities caused by any untrue statement or alleged untrue statement of a material fact contained in any shelf registration statement or prospectus, or in any supplement thereto or amendment thereof, or caused by the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; but only with respect to information relating to you furnished in writing by or on behalf of you expressly for use in a shelf registration statement, a prospectus or any amendments or supplements thereto. Any such indemnification shall be governed by the terms and subject to the conditions set forth in the Registration Rights Agreement, including, without limitation, the provisions regarding notice, retention of counsel, contribution and payment of expenses set forth therein. The above summary of the indemnification provision of the Registration Rights Agreement is not intended to be exhaustive and is qualified in its entirety by the Registration Rights Agreement.

6. If you are a broker-dealer that will receive New Notes for your own account in exchange for Old Notes that were acquired as a result of market-making activities or other trading activities, you acknowledge by tendering Old Notes in the Exchange Offer, that you will deliver a prospectus in connection with any resale of such New Notes; however, by so acknowledging and by delivering a prospectus, you will not be deemed to admit that you are an “underwriter” within the meaning of the Securities Act.

7. If you are a broker-dealer and Old Notes held for your own account were not acquired as a result of market-making or other trading activities, such Old Notes cannot be exchanged pursuant to the Exchange Offer.

8. Any of your obligations hereunder shall be binding upon your successors, assigns, executors, administrators, trustees in bankruptcy and legal and personal representatives.

INSTRUCTIONS

FORMING PART OF THE TERMS AND CONDITIONS OF THE EXCHANGE OFFER

1.	Book-Entry Confirmations.

Any confirmation of a book-entry transfer to the Exchange Agent’s account at DTC of Old Notes tendered by book-entry transfer, as well as Agent’s Message and any other documents required by this Letter of Transmittal, must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date.

2.	Partial Tenders.

Tenders of Old Notes will be accepted only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The entire principal amount of Old Notes delivered to the Exchange Agent will be deemed to have been tendered unless otherwise communicated to the Exchange Agent. If the entire principal amount of all Old Notes is not tendered, then Old Notes for the principal amount of Old Notes not tendered and New Notes issued in exchange for any Old Notes accepted will be delivered to the holder via the facilities of DTC promptly after the Old Notes are accepted for exchange.

3.	Validity of Tenders.

All questions as to the validity, form, eligibility (including time of receipt), acceptance, and withdrawal of tendered Old Notes will be determined by the Issuer, in its sole discretion, which determination will be final and binding. The Issuer reserves the absolute right to reject any or all tenders not in proper form or the acceptance for exchange of which may, in the opinion of counsel for the Issuer, be unlawful. The Issuer also reserves the absolute right to waive any of the conditions of the Exchange Offer or any defect or irregularity in the tender of any Old Notes. The Issuer’s interpretation of the terms and conditions of the Exchange Offer (including the instructions on the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as the Issuer shall determine. Although the Issuer intends to notify holders of defects or irregularities with respect to tenders of Old Notes, neither the Issuer, the Exchange Agent, nor any other person shall be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the Letter of Transmittal, promptly following the Expiration Date.

4.	Waiver of Conditions.

The Issuer reserves the absolute right to waive, in whole or part, up to the expiration of the Exchange Offer, any of the conditions to the Exchange Offer set forth in the Prospectus or in this Letter of Transmittal.

5.	No Conditional Tender.

No alternative, conditional, irregular or contingent tender of Old Notes will be accepted.

6.	Request for Assistance or Additional Copies.

Requests for assistance or for additional copies of the Prospectus or this Letter of Transmittal may be directed to the Exchange Agent at the address or telephone number set forth on the cover page of this Letter of Transmittal. Holders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Exchange Offer.

7.	Withdrawal.

Tenders may be withdrawn only pursuant to the limited withdrawal rights set forth in the Prospectus under the caption “Exchange Offer—Withdrawal of Tenders.”

8.	No Guarantee of Late Delivery.

There is no procedure for guarantee of late delivery in the Exchange Offer.

IMPORTANT: BY USING THE ATOP PROCEDURES TO TENDER OLD NOTES, YOU WILL NOT BE REQUIRED TO DELIVER THIS LETTER OF TRANSMITTAL TO THE EXCHANGE AGENT. HOWEVER, YOU WILL BE BOUND BY ITS TERMS, AND YOU WILL BE DEEMED TO HAVE MADE THE ACKNOWLEDGMENTS AND THE REPRESENTATIONS AND WARRANTIES IT CONTAINS, JUST AS IF YOU HAD SIGNED IT.